UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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TELOS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 7, 2026
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Telos Corporation, a Maryland corporation (the “Company”), will be held in the Meeting Room at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia, 20147-2358, on Thursday, May 7, 2026, at 10:00 a.m. EDT.
The Annual Meeting is being held for the following purposes:
1.	ELECTION OF DIRECTORS: To elect seven Directors to the Board of Directors to serve until the 2027 Annual Meeting of Stockholders or until their successors are elected and qualified;
2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm;
3.
AMENDMENT TO THE AMENDED AND RESTATED 2016 OMNIBUS LONG-TERM INCENTIVE PLAN: To approve Amendment No. 2 to the Amended and Restated 2016 Omnibus Long-Term Incentive Plan of the Company, substantially in the form attached hereto as Exhibit A (the “Plan Amendment”);

4.	ADVISORY VOTE ON EXECUTIVE COMPENSATION: To approve, on an advisory basis, the compensation of the Company’s named executive officers or “say-on-pay”; and
5.	OTHER BUSINESS: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
The Board of Directors has fixed the close of business on March 10, 2026, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
We will be using the SEC’s Notice and Access model, which allows us to make the proxy materials available on the Internet as the primary means of furnishing proxy materials to stockholders. On or about March 27, 2026, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of proxy materials. The Notice of Annual Meeting and Proxy Statement, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are also available at: https://investors.telos.com.
Your vote is important to us. Whether you plan to participate in the Annual Meeting or not, please be sure to vote. Please vote promptly by telephone or on the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials.
By order of the Board of Directors.

Helen M. Oh, Secretary
Ashburn, Virginia

March 27, 2026

TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2026
This Proxy Statement is furnished by Telos Corporation, a Maryland corporation (“Telos”, the “Company”, “we”, “us” or “our”), to the holders of the Company’s Common Stock in connection with the Annual Meeting of Stockholders (“2026 Annual Meeting”) of the Company to be held on May 7, 2026, 10:00 a.m. EDT, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (“Annual Meeting Notice”).
The Company’s Board of Directors is soliciting proxies from holders of Common Stock, and the voting recommendations are:

Proposal	Items of Business	Recommendation
1	Election of the Directors: John B. Wood (Chairman), David Borland, Bonnie Carroll, Derrick D. Dockery, Brad Jacobs, John W. Maluda, Fredrick D. Schaufeld	“FOR” each of the nominees
2	Ratification of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026	“FOR”
3	Approve Amendment No. 2 to the Telos Corporation Amended and Restated 2016 Omnibus Long-Term Incentive Plan	“FOR”
4	To approve, on an advisory basis, the compensation of our named executive officers	“FOR”

The entire cost of soliciting these proxies will be borne by the Company. As needed, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and reimbursement will be provided for any reasonable expenses incurred in so doing. If we deem necessary, the Company may also request its employees to solicit proxies from the stockholders personally or by telephone. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees.
The Annual Meeting Notice, this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are available at https://materials.proxyvote.com/87969B and on the Company website at http://investors.telos.com.
We are making the proxy materials available to stockholders on the Internet under the SEC’s Notice and Access model. We believe the electronic method of delivery under the Notice and Access model will decrease postage and printing expenses, expedite delivery of proxy materials and reduce our environmental impact, and we encourage you to take advantage of the availability of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials includes instructions for accessing the proxy materials and voting by telephone or on the Internet. Stockholders will need their unique control number, which appears on their Notice of Internet Availability of Proxy Materials (printed in the box and marked by the arrow), the proxy card and the instructions that accompany the proxy materials in order to access the voting site. Beneficial stockholders who do not have a control number may gain access by logging into their broker, brokerage firm, bank, or other nominee’s (collectively referred to as “Nominee”) website and selecting the shareholder communications mailbox to link through to the 2026 Annual Meeting material. Instructions should also be provided on the voting instruction card provided by your Nominee.
If you would like to receive a full printed set of the proxy materials in the mail, please follow the instructions in the Notice of Internet Availability of Proxy Materials for requesting such materials.
Voting Procedures
Record Date. The record date for determining the stockholders entitled to vote at the 2026 Annual Meeting is March 10, 2026 (“Record Date”). As of the Record Date, there were 77,256,010 shares of Common Stock outstanding and entitled to vote at the 2026 Annual Meeting.
Votes. Each holder of Common Stock is entitled to one vote per share of Common Stock held for Proposals 1 through 4, and any other issue to be decided at the Annual Meeting.
Voting Methods. Instruction on voting is provided in the Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet.

If you hold shares of the Company directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a “stockholder of record” or “registered stockholder”. If you are a stockholder of record, the Notice of Internet Availability of Proxy Materials has been sent directly to you by the Company or by our representative. If you own your shares indirectly through a Nominee, your shares are said to be held in “street name.” Technically, your Nominee will vote those shares. In this case, the Notice of Internet Availability of Proxy Materials will be forwarded to you by your broker, bank, other financial institution, or other designated representative. Through this process, your bank or broker collects voting instructions from all of its customers who hold shares of the Company and then submits those votes to us.
For shares held in “street name,” when a Nominee does not receive voting instructions from its customers, the question arises whether the Nominee nonetheless has the discretion to vote those shares. For routine matters, NASDAQ gives Nominees the discretion to vote, even if they have not received voting instructions from their customers or the “beneficial owners” of such shares. In this Proxy Statement, only the ratification of our independent registered public accounting firm, PricewaterhouseCoopers LLP, (Proposal 2) is a matter considered routine by NASDAQ. If you are a beneficial owner of shares of our Common Stock, your Nominee will NOT be able to vote your shares with respect to the election of directors (Proposal 1), the approval of Amendment No. 2 to the Amended and Restated 2016 Omnibus Long-Term Incentive Plan (Proposal 3), and the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 4) unless you give your Nominee specific voting instructions. A “broker non-vote” occurs when your Nominee submits a proxy for your shares but does not indicate a vote for a particular proposal because the Nominee does not have the authority to vote on that proposal since the Nominee has not received instructions from you. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal. Therefore, broker non-votes will not be counted as a vote “FOR” the election of directors in Proposal 1 and will have no effect on determining the result of the vote. Broker non-votes and abstentions will not be counted as a vote “FOR” or “AGAINST” Proposals 2 through 4 and will have no effect on the result of the vote.
Quorum and Vote Required. A quorum consists of stockholders representing a majority of the votes by holders of Common Stock entitled to be cast at the 2026 Annual Meeting. Directors are elected by a plurality of the votes cast by the holders of Common Stock if a quorum is present. Only votes cast “FOR” a nominee will be counted in the election of directors. Votes that are withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. The affirmative vote of a majority of votes cast by the holders of Common Stock at the 2026 Annual Meeting if a quorum is present is required to ratify the appointment of the independent registered public accounting firm, to approve Amendment No. 2 to the Amended and Restated 2016 Omnibus Long-Term Incentive Plan, and to approve, on an advisory basis, the compensation of the Company’s named executive officers or “say-on-pay.” You have the right to vote “FOR” or “AGAINST,” or to “ABSTAIN” from voting, in connection with Proposals 2 through 4.
Meeting Attendance. Registered holders of the Common Stock who plan to attend the meeting in person should mark the attendance box on their proxy card, and bring a copy of the proxy card with them to the meeting. Ballots will also be available at the meeting. Beneficial owners of Common Stock that is held by a Nominee must provide adequate proof of ownership. In addition, due to security requirements at the Company’s headquarters, a government-issued photo identification will be required for admission to the 2026 Annual Meeting.
Revocation of Proxies. A registered holder of the Common Stock who has provided a proxy to the Company may revoke the proxy at any time before the underlying shares are voted at the 2026 Annual Meeting by:
(1)	Executing a proxy dated later than the most recent proxy given and mailing it to:
Corporate Secretary
Telos Corporation
19886 Ashburn Road
Ashburn, VA 20147
(2)	Appearing in person and voting using a ballot at the Annual Meeting, or
(3)	Filing an instrument of revocation with the Inspector of Elections at the 2026 Annual Meeting.
If shares of Common Stock are held in the name of a Nominee, the beneficial owner of those shares must contact the Nominee in order to change a vote. The Inspector of Elections will record each vote according to the latest instructions received from the respective stockholder.

i

PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors of Telos recommends that the Director Nominees named below be elected by the holders of the Company’s Common Stock.
The election of directors requires a plurality of the voting power of the shares of our Common Stock present in person or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon. Only votes cast “FOR” a nominee will be counted in the election of directors. Broker non-votes and abstentions will not be counted. Votes that are withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.
Director Nominees
The Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following individuals for election as directors by the holders of the Common Stock, to serve until his or her successor is elected and qualified: John B. Wood, David Borland, Bonnie Carroll, Derrick D. Dockery, Brad Jacobs, Maj. Gen. (Ret.) John W. Maluda, and Fredrick D. Schaufeld. Each of our directors is a United States citizen.

John B. Wood Chairman, CEO Director since 2000 Age | 62 Committees | None
President, Chief Executive Officer, Chairman of the Board of the Company. Mr. Wood joined the Company in 1992 as Executive Vice President and Chief Operating Officer and in 1994 was named President and Chief Executive Officer (“CEO”) until March 2000, when he was appointed to the newly created position of Executive Chairman of the Board. In 2002, he became Chairman of the Board subsequent to a restructuring of the Board of Directors. In January 2003, Mr. Wood resumed the positions of President and CEO. Prior to joining the Company, Mr. Wood worked on Wall Street for Dean Witter Reynolds, UBS Securities, and his own boutique investment bank. Mr. Wood currently serves on the boards of Tragedy Assistance Program for Survivors, Inc. (TAPS), the INOVA Foundation and the Wolf Trap Foundation.

Mr. Wood holds a Bachelor of Science in Business Administration in finance and a minor in computer science from Georgetown University.

As the Chief Executive Officer of the Company, Mr. Wood provides the Board with not only knowledge of the daily workings of the Company, but also the essential experience and expertise that can be provided only by a person who is intimately involved in running the Company. Due to Mr. Wood’s broad knowledge and experience with the Company and its offerings, he is considered to have cybersecurity expertise. His experience with the Company’s stockholders, partners, customers, and vendors, resulting from his long tenure with the Company, are invaluable to the Board.

David Borland Independent Director Director since 2004 Age | 78 Committees | Management Development and Compensation, Nominating and Corporate Governance (Chair)
President, Borland Group, an information technology consulting company, since January 2004. Mr. Borland was elected to the Board of Directors in March 2004 after retiring as Deputy Chief Information Officer (“CIO”) of the U.S. Army with more than 30 years of experience in the U.S. Government. Mr. Borland’s U.S. Army career experience also includes serving as Vice Director of Information Systems for Command, Control, Communications, and Computers; Director of the Information Systems Selection and Acquisition Agency; and numerous other positions. From 1966 through 1970, Mr. Borland served in the U.S. Air Force. Mr. Borland received numerous awards, including the Meritorious Presidential Rank Award for Senior Executive Service Members (1996 and 2003), the Distinguished Presidential Rank Award (2000), and the U.S. Army Decoration for Exceptional Civilian Service (1998 and 2003).

Mr. Borland holds a Master’s Degree in Finance from George Washington University.

Mr. Borland’s industry experience and extensive service with the U.S. Army and the U.S. Air Force make him a valuable member of the Board of Directors.

Bonnie Carroll Independent Director Director since 2020 Age | 68 Committees | Audit, Management Development and Compensation, Nominating and Corporate Governance
President and Founder, Tragedy Assistance Program for Survivors, Inc. (TAPS), a non-profit organization that provides comfort, care, and resources to family members grieving the death of a member of the military, since 1994. Ms. Carroll was elected to the Board in September 2020. Ms. Carroll has also held appointments in the government, including White House Liaison at the Department of Veterans Affairs under President George W. Bush, Executive Assistant to the President for Cabinet Affairs under President Reagan, and Senior Advisor to the Iraqi Ministry of Communications during Operation Iraqi Freedom. Ms. Carroll retired as a Major in the Air Force Reserve following 31 years of service, where her career included serving as Chief, Casualty Operations, HQ USAF. Prior to joining the USAFR, Maj. Carroll served 16 years as both a noncommissioned officer and then a commissioned officer in the Air National Guard as a Transportation Officer, Logistics Officer, and Executive Officer.

Ms. Carroll holds a degree in Public Administration and Political Science from American University and has completed the Harvard University John F. Kennedy School of Government’s Executive Leadership Program on International Conflict Resolution. She is a graduate of several military service schools, including the USAF Logistics Officer Course, Squadron Officers School, Defense Equal Opportunity Management Institute, Academy of Military Science and USAF Basic Training (Honor Graduate). Ms. Carroll received the Presidential Medal of Freedom from President Barack Obama and the Zachary and Elizabeth Fisher Distinguished Civilian Humanitarian Award from the U.S. Department of Defense.

Ms. Carroll’s extensive service in the military, civilian agencies, and non-profit work serving family members of military service men and women, and the recognition of her service by the highest level of government, make her a valuable member of the Board of Directors.

Derrick D. Dockery Independent Director Director since 2022 Age | 45 Committees | Management Development and Compensation, Nominating and Corporate Governance
U.S. Government Affairs at TikTok (now TikTok Joint Venture LLC), since June 2020. Mr. Dockery was elected to the Board on January 19, 2022. Mr. Dockery is the Co-Founder of Yellow Ribbons United, a non-profit founded in 2013, which leverages professional sports platforms and resources of corporate America to increase awareness of issues affecting retired and active-duty military personnel and their families. Previously, Mr. Dockery worked at the U.S. House of Representatives for Speaker Paul Ryan (2016-2019) as Business and Intergovernmental Coalition Director; Chairman Jason Chaffetz, House Oversight and Government Reform Committee (2015-2016) as Communications and Coalitions Coordinator; and Chairman Paul Ryan, House Budget Committee Office (2013-2015) as Communications Press Assistant. From 2003 to 2013, Mr. Dockery played professional football as an offensive lineman for the Dallas Cowboys, Washington Redskins (now called the Commanders), and the Buffalo Bills.

Mr. Dockery holds a Bachelor of Science in Education with a minor in Communications from the University of Texas at Austin, Texas and a Master of Business Administration from George Washington University in Washington, D.C.

Mr. Dockery’s experience working in Congress and his relationships in the business community make him a valuable member of the Board of Directors.

Brad Jacobs Independent Director Director since 2022 Age | 68 Committees | Audit (Chair), Management Development and Compensation
Adjunct Professor at Rollins College in Florida and Consultant since January 2015. Mr. Jacobs was elected to the Board on January 19, 2022. Mr. Jacobs is a consultant for various law firms regarding U.S. Department of Defense and agency bid protests. From November 2000 until September 2014, Mr. Jacobs served in various finance roles at BAE Systems, Inc., which had 43,700 employees worldwide and generated approximately $12 billion in sales in 2013. At BAE Systems, Inc., he held the following positions: Senior Vice President, Finance (March 2009 to September 2014); Vice President, Finance, Mergers & Acquisitions (September 2007 to February 2009); and Vice President, Finance, Electronics & Integrated Solutions Operating Group (November 2000 to August 2007). From March 1992 until November 2000, Mr. Jacobs worked in various management roles at Lockheed Martin Company. Mr. Jacobs also serves on the Board of Tragedy Assistance Program for Survivors, Inc. (TAPS) and the Jewish Federation for Greater Orlando.

Mr. Jacobs holds a Bachelor of Science in Finance (with honors in Economics) from the University of Maryland and a Master of Science in Industrial Administration from Purdue University.

Mr. Jacobs’s education, his extensive experience with major defense contractors, and his focus on financial matters within those companies, make him a valuable member of the Board of Directors.

John W. Maluda (Maj. Gen. USAF, Ret.) Director since 2009 Age | 72 Committees | None
Retired, U.S. Air Force Major General. General Maluda was elected to the Board in October 2009. He retired from the U.S. Air Force in September 2009 after more than 34 years of continuous active duty. At the time of his retirement, General Maluda was Director of Cyberspace Transformation and Strategy, in the Office of the Secretary of the Air Force, and Chief Information Officer. In that capacity, he shaped doctrine, strategy, and policy for communications and information activities and served as the functional advocate for 30,000 personnel. Previously, General Maluda was Vice Commander, 8th Air Force, at Barksdale Air Force Base, Louisiana. General Maluda enlisted in the Air Force in 1973 and received his commission in 1978 as a distinguished graduate of the ROTC program at Troy State University in Alabama. His career highlights include serving at three major commands, with unified combatant commands, a defense agency, the White House, and the Air Staff. General Maluda’s staff experience included positions at Headquarters U.S. Air Force, Air Combat Command, U.S. Air Force in Europe, Air Force Special Operations Command, U.S. Space Command and the White House Communications Agency.

General Maluda holds a Bachelor of Science in Electrical Engineering from Auburn University, a Master’s Degree in Systems Management from the University of Southern California, and Master’s Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

General Maluda’s comprehensive experience with the U.S. Air Force, cybersecurity expertise as a former CIO, and broad industry insight make him a valuable member of the Board of Directors.

Fredrick D. Schaufeld Independent Director Director since 2020 Age | 66 Committees | Audit, Management Development and Compensation (Chair)
Co-founder and Managing Director of SWaN & Legend Venture Partners (SWaN) since 2006. Mr. Schaufeld was elected to the Board in November 2020. Mr. Schaufeld is a Partner in Monumental Sports and Entertainment, which owns the Washington Capitals (NHL), Wizards (NBA), Mystics (WNBA), Capital City Go-Go (NBA-G) and the Capital One Arena. He is a Partner in the Washington Nationals (MLB), Team Liquid (e-Sports), the Professional Fighters League (PFL) and the Hill Top House Hotel, Harpers Ferry. Mr. Schaufeld also owns American Bike Ride, the parent of DC Bike Ride. Prior to SWaN, Mr. Schaufeld founded and led NEW Corp. (NEW), which was acquired by Asurion (now NEW Asurion) in 2008. Mr. Schaufeld currently sits on the boards of several private companies. Mr. Schaufeld is the recipient of Ernst & Young’s “Entrepreneur of the Year” award, is a member of the Horatio Alger Association, and is a member of the Economic Club of Washington, D.C., the Young Presidents Organization (YPO) and its Peace Action Network Arab American Action Forum. Mr. Schaufeld also sits on the board of several charitable organizations, including the Wolf Trap Foundation.

Mr. Schaufeld received his Bachelor’s degree in Government from Lehigh University.

Mr. Schaufeld’s extensive experience in business and finance, as well as his service to various local charitable organizations, makes him a valuable member of the Board of Directors.

Board of Directors Nomination Process
The Nominating and Corporate Governance Committee (the “Nominating Committee”) identifies potential candidates for first-time nomination as a director by using a variety of sources, such as recommendations from our management, current Board members, stockholders, and contacts in organizations served by the Company. Stockholders may nominate potential candidates by following the procedure set forth in the Company’s Bylaws. This process provides that, in order for nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must deliver written notice to the Company’s secretary at our principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The Nominating Committee will consider any director nominees submitted by stockholders in accordance with these procedures.
The Nominating Committee conducts an initial review of the potential candidate’s background, including whether the individual meets the minimum qualifications for Board members; whether the individual would be considered independent under the standards adopted by the Company and NASDAQ rules; and whether the individual would meet any additional requirements imposed by law or regulation on members of the Audit and/or Compensation Committees of the Board. Among the requirements considered by the committee for potential candidates are the following: U.S. citizenship; ten (10) years of relevant business experience, preferably having served on the board of directors of a corporation; and familiarity with information technology and security. The Nominating Committee will also consider the number of other public company boards on which a nominee serves. Services on other boards and/or committees should be consistent with the Company’s conflict of interest policies. The Company believes that the Board should reflect a diversity of backgrounds and expertise. The Nominating Committee takes that into account in determining nominees for directors and planning for director succession and believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations. The evaluation process of a potential candidate’s background will not differ whether or not the individual was nominated by a stockholder.
If the initial candidate review is satisfactory, the Nominating Committee will arrange an introductory meeting with the candidate and the Company’s CEO or other directors to determine the potential candidate’s interest in serving on the Board. If the candidate is interested in serving on the Board and the Nominating Committee recommends further consideration, a comprehensive interview process will follow, conducted by the Nominating Committee, the CEO, other members of the Board, and in some cases, key Company executives. Upon successful conclusion of the review process, the Nominating Committee will present the candidate’s name to the Board of Directors for nomination as a director and inclusion in the Company’s Proxy Statement.
New directors will participate in a comprehensive orientation about the Company, including our history, current business operations, strategy and governance. New directors have one-on-one sessions with the CEO, other directors and senior management. New Audit Committee members will also have one-on-one sessions with the Company’s independent auditors. Members of our senior management regularly review with the Board the operating plan of each of our business segments and the Company as a whole. The Board also conducts periodic site visits to our Ashburn facility as part of its regularly scheduled Board meetings and directors are encouraged to visit on an ad hoc basis and meet with members of senior management and other employees. Directors are encouraged to attend outside director continuing education programs sponsored by educational and other institutions to assist them in staying abreast of developments in corporate governance and critical issues relating to the operations of a public company board.
Independence of Directors
The Board has determined that each of the individuals nominated to serve on the Board (except for Mr. John B. Wood and General Maluda) has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with the standards of NASDAQ. If all director nominees are elected to serve as our directors, independent directors will constitute a majority of our Board.
In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director nominee or a member of the director nominee’s immediate family and the Company; whether within the past three years the director nominee has served as an executive officer of the Company; whether the director nominee or a member of the director nominee’s immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director nominee or a member of the director nominee’s immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director nominee or a member of the director nominee’s immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.
Certain Relationships and Related Transactions
Our policies and practices with respect to related person transactions were adopted on October 25, 2007, and amended on May 14, 2021, and are available on our website at https://investors.telos.com. Generally, any transaction between the Company and a related person in which the aggregate amount exceeds $120,000 is reviewed and approved by the Audit Committee. For purposes of this policy, a related person is any director or executive officer of Telos, any nominee for director, any holder of 5% or more of the Company’s voting securities, any immediate family members of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has 10% or greater beneficial ownership interest.
Meetings of the Board of Directors and Committees of the Board of Directors
Our directors are fully committed to their Board service. During the fiscal year ended December 31, 2025, the Board of Directors held six meetings. Each director, in person or virtually, attended at least 75%, in the aggregate, of all meetings of the Board and the respective committees of the Board on which they served.
The Company encourages all directors to attend the annual meeting of stockholders, and submit their proxy cards. All directors, except Mr. Jacobs, attended the in-person 2025 Annual Meeting of Stockholders.
The Company has standing Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees.
Audit Committee
The Audit Committee was established to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee currently consists of directors Jacobs (chairman), Carroll, and Schaufeld, each of whom is an independent director. In 2025, the Audit Committee met nine times. The Audit Committee charter is available on the Company’s website at https://investors.telos.com. The Board has determined that Mr. Jacobs is an “audit committee financial expert” as defined by the rules adopted by the Securities and Exchange Commission (“SEC”) and is independent.
Management Development and Compensation Committee
The Management Development and Compensation Committee (the “Compensation Committee”) was established for the purpose of reviewing, determining and approving, or recommending to the Board for approval, all forms of compensation to be provided to the Company’s executive officers and directors and any stock compensation to be provided to all employees, directors or consultants. The Compensation Committee currently consists of directors Schaufeld (chairman), Borland, Carroll, Dockery, and Jacobs, each of whom is an independent director. In 2025, the Compensation Committee met seven times. The Compensation Committee charter is available on the Company’s website at https://investors.telos.com.
In September 2024, the Compensation Committee engaged Zayla Partners, LLC (“Zayla”) as an independent executive compensation, and the engagement with Zayla was renewed in August 2025. Zayla advises the Compensation Committee on matters relating to benchmarking compensation and designing appropriate compensation programs for our executives, senior officers and directors. As part of its consultation with the Compensation Committee, Zayla assists the Compensation Committee with the selection of an appropriate peer group of companies to use for comparison and benchmarking purposes. The Compensation Committee has direct access to Zayla and control over its engagement, although our executive management, under the direction of the Compensation Committee, interacts with Zayla for the purpose of facilitating the flow of information between the Compensation Committee and Zayla and assisting the Compensation Committee in its work. The Compensation Committee has determined that the work of Zayla and its employees as compensation consultants to the Compensation Committee has not created any conflict of interest.
Nominating and Corporate Governance Committee
The Nominating Committee was established to assist the Board in: (a) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board (i) the director nominees for election at each annual meeting of the Company’s stockholders and (ii) candidates to fill any vacancies on the Board; and (b) developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company and overseeing the implementation of such policies and procedures. In 2025, the Nominating Committee met three times. On March 13, 2024, the Nominating Committee recommended, and the Board approved, the Corporate Governance Guidelines, which were subsequently published on the Company website. The Nominating Committee currently consists of directors Borland (chairman), Carroll and Dockery, each of whom is an independent director. The Nominating Committee charter is available on the Company’s website at https://investors.telos.com.
Compensation of Directors
On May 8, 2025, the Board of Directors approved a compensation structure for the directors for 2025. First, each director received $40,000 as a basic retainer, plus $5,000 per committee assignment, with the chairpersons of each committee receiving an additional $10,000. These cash payments are made in equal payments quarterly. Second, each director received a long-term incentive award of 62,198 restricted share units, valued at $150,000 as of the grant date of May 13, 2025, vesting after two years, on May 13, 2027, if the director remains a director until such date or earlier upon a change of control of the Company.
The following table summarizes the director compensation paid during the year ended December 31, 2025, other than for Mr. John Wood (who was not paid separate compensation for his service as a director and whose compensation is described elsewhere in this Proxy Statement). The directors did not receive any perquisites and the Company made no charitable donations under their names.
Director Compensation For 2025

	Cash Compensation	Stock Awards(1)	Total
David Borland	$60,000	$150,000(2)	$210,000
Bonnie Carroll	55,000	150,000(3)	205,000
Derrick D. Dockery	50,000	150,000(4)	200,000
Brad Jacobs	60,000	150,000	210,000
John W. Maluda	40,000	150,000(5)	190,000
Fredrick D. Schaufeld	60,000	150,000	210,000
TOTAL	$325,000	$900,000	$1,225,000

(1)
See assumptions made in the valuation of these awards for financial statement reporting purposes in Note 2 - Summary of Significant Accounting Policies to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(2)	As of December 31, 2025, Mr. Borland also held options to acquire 52,000 shares of the Company’s common stock.
(3)	As of December 31, 2025, Ms. Carroll also held options to acquire 50,000 shares of the Company’s common stock.
(4)	As of December 31, 2025, Mr. Dockery also held options to acquire 50,000 shares of the Company’s common stock.
(5)	As of December 31, 2025, Gen. Maluda also held options to acquire 50,000 shares of the Company’s common stock.
Stockholder Communications with Board of Directors
Stockholders wishing to communicate with the Board of Directors should send the communication by mail to the office of the Corporate Secretary (19886 Ashburn Road, Ashburn, VA 20147), who will forward such communication to the appropriate committee of the Board of Directors or to the individual director. There have been no changes in the procedures by which stockholders may recommend nominees to our Board of Directors.

Corporate Governance
Our Board and management are committed to sound corporate governance. In keeping with sound corporate governance practices, we maintain a majority of independent directors on the Board of Directors.
Mr. John B. Wood is both the Chairman of the Board of Directors and the Chief Executive Officer of the Company. Our policy as to whether the roles of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the Company’s needs at any particular time. The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure and is in the best interest of the Company’s stockholders because of Mr. Wood’s long tenure with the Company, including as the Chief Executive Officer, and his broad knowledge and experience with our customers, partners and vendors and in the field of cybersecurity. The Board may decide to separate and later combine the roles of Chairman and Chief Executive Officer, if appropriate, at any time in the future. We do not have a lead independent director.
The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to our Chief Executive Officer, Chief Financial Officer, and Controller. The Code of Ethics and Business Conduct is available on our website at https://investors.telos.com/. In the event that the Board of Directors amends our Code of Ethics and Business Conduct or grants a waiver from the Code of Ethics and Business Conduct, we will provide timely notice of such amendment or waiver on our website. In addition, our Board has adopted a Code of Ethics and Standards of Conduct to ensure that the Company adheres to ethical standards and obeys all applicable laws. The Code of Ethics and Standards of Conduct applies to the Company and to all of its subsidiaries, domestic and foreign, and all employees, consultants, officers and directors thereof. The Code of Ethics and Standards of Conduct is available on our website at https://investors.telos.com/.
Corporate Governance Guidelines
The Telos Corporate Governance Guidelines (“Guidelines”) ensure a common set of expectations as to how the Board, its various committees, individual directors, and management should perform their functions, and how the Board should exercise its oversight responsibility to serve the best interests of the Company in a manner that is consistent with the Board’s duties. The Guidelines serve as a flexible framework within which the Board may conduct its business, not as a set of binding legal obligations. If a conflict arises between the provisions of the Guidelines and the Charter or Bylaws of the Company, the Charter or Bylaws, as applicable, will govern. The Guidelines are available on the Company website at https://investors.telos.com/.
Insider Trading Policy
The Company has adopted an insider trading policy that governs the purchase, sale, and other transactions of our securities by our directors, officers, and employees. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.
Information Security and Risk Oversight
As part of its general responsibility to manage the Company’s business, the Board of Directors has oversight responsibility with respect to risk management. The Board reviews matters of macroeconomic, political, business, supply chain, climate and competitive risk directly with management as part of management’s regular Board reporting. The Board also receives regular updates from the Company’s legal department concerning legal and certain compliance risks. The Compensation Committee is responsible for overseeing risk associated with the Company’s compensation programs. The Board of Directors has delegated responsibility for risk oversight of the balance of the Company’s significant areas of risk to the Audit Committee, including financial risk, internal control over financial reporting, audit, certain compliance requirements, and information security and cybersecurity risk. In accordance with its charter, the Audit Committee discharges these responsibilities through various processes, including the use of an independent third party to assist the Company with internal audits and other third-party advisers as and when it deems appropriate, and discusses with management the Company’s major policies with respect to risk assessment and risk management. The Audit Committee regularly reports the results of these discussions to the Board of Directors. Our Chief Information Security Officer (“CISO”) reports to the Audit Committee at each regular Audit Committee meeting on the status of cybersecurity risk assessment, identification and management, as well as reporting information security incidents as they occur, if material, and providing periodic briefings about our information security program, our internal response preparedness, and assessments led by outside auditors. The Chair of the Audit Committee, in turn, reports on these topics to the Board of Directors as and when deemed necessary and/or material. Overall, our Board contains two directors with work experience related to cybersecurity issues or oversight.
We rely heavily on our technology and infrastructure, as well as the public cloud to an increasing degree, to provide our products and services to our customers. As a result, we have developed an ISO/IEC 27001-certified Information Security Management System (“ISMS”) to enhance our corporate security measures, identify and mitigate information security risks, and protect and preserve the confidentiality, integrity, and continued availability of all information owned by the Company and that of its customers and suppliers in our control. Our ISO certification can be verified on the BSI Group website using certificate number IS 649202.
Our ISMS includes developing, implementing, and continually improving policies and procedures to safeguard information and ensure the availability of critical data and systems. These policies cover areas such as requiring secure coding practices and a secure development lifecycle process, monthly information security awareness training for all employees and enhanced training for specialized personnel, review and assessment by external, independent third parties, who certify and report on any weaknesses and our internal response preparedness for the entire Company, and the performance of routine and risk-based vulnerability scanning of our network infrastructure as well as annual third-party penetration testing.
Our cybersecurity risk assessment, identification, and management process consists of a dedicated Governance Risk and Compliance (“GRC”) team, within our Information Security organization, that implements a repeatable, ISO/IEC 27001-compliant methodology to assess and track cybersecurity risk. This team, reporting to and working with the CISO, identifies, tracks, and updates cybersecurity risks that threaten the Company directly and through third parties. The GRC team collaborates closely with risk owners throughout the Company, vendors, and suppliers, working with them in an effort to ensure their risks are identified, documented, and mitigated in a timely fashion.
In addition to our active ISO/IEC 27001 certification, the Company also assesses itself against the National Institute of Standards and Technology (NIST) Special Publication 800-171 as required by the Defense Federal Acquisition Regulation Supplement (“DFARS”). The Company has also achieved Cybersecurity Maturity Model Certification Level 2 (CMMC L2), reflecting an independent assessment against applicable Department of War cybersecurity requirements. In accordance with our ISMS, we also actively monitor known threats that could affect our products and services and work with our suppliers to provide us with real-time reports of threats or vulnerabilities that may affect our enterprise-wide systems. Our program also includes a cyber incident response plan that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident as well as a business continuity plan that provides a clear framework for how the Company can continue in the event of any significant disruption to ensure that we can offer the same level of security, support, and excellence to all our customers. In the normal course, our Security and GRC teams engage assessors, consultants, and other third parties to assist in various cyber-related matters. For example, to maintain our ISO certification, the Company utilizes an external third party to conduct yearly audits of its ISMS. Our Information Security organization also leverages third-party advisors, as appropriate, for various tasks such as conducting annual third-party penetration testing.
In 2025, we conducted an enterprise risk assessment that included an assessment of cybersecurity risk in the context of other enterprise-level risks. Furthermore, our CISO and our General Counsel regularly discuss cybersecurity risk mitigation. We carry errors and omissions insurance that provides some protection against the potential losses arising from a cybersecurity incident.
In 2025, we did not experience a material information security breach incident and had no penalties or settlements related to the same, and any expenses we incurred from information security breach incidents were immaterial.
In one form or another, our solutions are entirely dedicated to protecting our customers’ people, information and digital assets, and we take pride in producing products and services in support of that goal. We acknowledge that information and data security are of paramount importance to our business and our customers – to that end, we are focused on improving our information security practices and mitigating information security risk.
Environmental, Social and Governance (ESG) Matters
Our Board and management believe that operating our business in line with solid governance principles and in a socially and environmentally responsible manner furthers our core values and creates the greatest value for our stakeholders. We further believe that our environmental, social and governance priorities should support sustainable long-term financial performance.

The Nominating Committee oversees our ESG matters. In 2022, we formed an ESG task force to address contractual and other compliance requirements in the ESG sphere, as well as the Company’s overall ESG strategy, including greenhouse gas reduction, industry-relevant ESG reporting, and the process by which we assess certain ESG risks and opportunities.
The Company publicly reports certain climate change-related information via CDP and provides public sustainability disclosures using the SASB Software & IT Service Standard. By making these disclosures, however, we have not concluded that the information disclosed is material to our business. We do not own or operate data centers. Many of our solutions are cloud-based or are designed to facilitate our customers’ secure cloud usage or cloud migration, thereby fostering sustainable energy use.
Our management team is committed to maintaining a corporate culture that fosters mutual respect and job satisfaction for our people while delivering innovation and value to customers and stockholders. This commitment is reflected in our core values:
Always with integrity, at Telos we:
Build trusted relationships,
Work hard together,
Design and deliver superior solutions, and
Have fun doing it.
We are committed to providing a work environment that is free of discrimination and harassment, where our employees can do their best work, bring their whole self to work, feel supported and in turn support others. We strive to create a working environment where everyone feels included and respected and has an equal opportunity to contribute.
For more information on our human capital resources, please see our 2025 Annual Report on Form 10-K.
Consistent with our first core value – integrity – we have established and published a Partner Code of Conduct to address the business ethics of those with whom we collaborate, and a Global Anti-Human Trafficking Policy to reinforce that Telos will not and does not tolerate or condone human trafficking in any part of its organization or business relationships. Our business is conducted in accordance with our published Code of Ethics and Standards of Conduct. Furthermore, in 2022, the Board adopted a Clawback Policy to ensure that executive compensation premised upon financial performance aligns with that performance.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Telos recommends that the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2026 fiscal year be ratified by the holders of the Common Stock.
The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the 2026 fiscal year. The ratification of the selection of PwC requires a majority of the votes cast at the Annual Meeting. Holders of Common Stock have the right to vote “FOR” or “AGAINST”, or to “ABSTAIN” from voting in connection with Proposal 2. Abstentions on Proposal 2 will have no effect on the results of the vote.
PwC was first engaged by the Company as its independent registered public accounting firm in June 2022. PwC is expected to attend the Annual Meeting and will be given an opportunity to make a statement and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
Aggregate fees for professional services billed to us by PwC for the years ended December 31, 2025, and December 31, 2024 are summarized as follows:

	2025	2024
PricewaterhouseCoopers LLP:
Audit fees(1)	$1,495,000	$1,115,000
All other fees(2)	2,000	2,000
Total	$1,497,000	$1,117,000

(1)
Audit fees include fees for the annual audit, including the integrated audit of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Qs and fees for various SEC filings.

(2)	Fees consist of PwC technical accounting and financial statement disclosure guidance/research tools.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves all services, including audit and non-audit services, provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm typically provides an engagement letter to the Audit Committee outlining the scope of the services and related fees. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.
Report of the Audit Committee
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2025, including the quality and acceptability of accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements included in the Company’s Annual Report on Form 10-K.
The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from management and the Company and received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of non-audit related services by the independent registered public accounting firm was compatible with maintaining the firm’s independence and found it to be acceptable.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

Brad Jacobs, Chairman Bonnie Carroll Fredrick D. Schaufeld

PROPOSAL 3: APPROVAL OF AMENDMENT NO. 2 TO THE AMENDED AND RESTATED 2016 OMNIBUS LONG-TERM INCENTIVE PLAN
The Board of Directors of the Company has approved Amendment No. 2 to the Amended and Restated 2016 Omnibus Long-Term Incentive Plan and recommends its approval by the stockholders.
On March 5, 2026, the Board of Directors of the Company approved Amendment No. 2 to the Telos Corporation Amended and Restated 2016 Omnibus Long-Term Incentive Plan (“Plan Amendment”) to increase the number of shares available for issuance by five million three hundred eighty thousand (5,380,000) shares in the Plan, subject to the approval of the stockholders at the 2026 Annual Meeting. No other substantive amendments are being proposed to the Amended and Restated 2016 Omnibus Long-Term Incentive Plan (“2016 LTIP”). The Plan Amendment is substantially in the form attached hereto as Exhibit A. Approval of the Plan Amendment requires the affirmative vote of a majority of votes cast. Holders of Common Stock have the right to vote “FOR”, “AGAINST”, or to “ABSTAIN” from voting in connection with Proposal 3.
The Company believes that the approval of the Plan Amendment is critical to our efforts to recruit and retain key employees who are important to our continued growth. Equity awards are an essential compensation component to attract top talent and any hindrance to our ability to grant awards under the 2016 LTIP will have a negative impact on our performance. Further, if the Plan Amendment is not approved, there will be insufficient shares available for issuance under the 2016 LTIP and, therefore, the Company will have to take alternative strategic actions, such as increasing the cash component of employee compensation to retain and motivate our current employees and recruit the necessary talent and skill sets to the Company. This could impair operating cash flow and/or the ability to attract and retain the individuals necessary to drive performance results that increase long-term stockholder value. Thus, the Company believes that this proposal is entirely in the best interests of its stockholders.
Once approved, the Plan Amendment will become effective on the date of the 2026 Annual Meeting, and the available shares for issuance will increase by 5,380,000 shares. The Board of Directors is cognizant that the Company’s equity compensation program has a dilutive effect on our stockholders and continuously strives to balance this concern with our need to compete for talent using practices that are prevalent in the market, including equity grants. The Board is also cognizant that the long-term incentive equity grants the Company made in 2024 and 2025 – most of which are subject to performance or market conditions – represent a significant cost at maximum possible vesting levels. The additional shares represented by the Plan Amendment, combined with those previously granted but not vested and those still available for issuance under the 2016 LTIP, would represent approximately 20.5% of our outstanding Common Stock as of March 23, 2026, if all of the shares were issued under the 2016 LTIP. These additional shares combined with those available for issuance under the 2016 LTIP would represent approximately 8.1% of our outstanding Common Stock as of March 23, 2026, if all of the shares were issued under the 2016 LTIP.
The actual dilutive effect of the long-term incentive equity grants made in 2024 and 2025, however, will be directly conditioned upon improvement in Company performance. As is described in greater detail in the Compensation Discussion and Analysis set forth below (at page 19), the majority of the long-term incentive equity grants made in 2024 and 2025 are subject to stringent performance requirements, including significant sustained increases in the price of the Company’s Common Stock, and it is possible that they will not vest in full. Within the context of the likely actual number of shares that will be issued pursuant to those 2024 and 2025 long-term incentive equity grants and although any shares underlying awards that do not vest will be available for future grants under the terms of the 2016 LTIP, we believe the request for an additional 5,380,000 shares in the 2016 LTIP is reasonable and necessary for our business growth initiatives for 2026 and going forward. We will continue to monitor our equity use in future years in an attempt to ensure that our burn rate is within competitive market norms.

The shares of Common Stock outstanding, granted, vested and forfeited in 2025 are as follows:

Restricted Share Unit Activity	Time-Based RSU	Performance- Based RSU	Total	Weighted-Average Grant Date Fair Value
Unvested outstanding units as of December 31, 2024	1,952,103	10,683,230	12,635,333	$3.52
Granted	1,237,265	3,381,163	4,618,428	3.48
Vested	(895,616)	(3,047,890)	(3,943,506)	3.52
Forfeited, cancelled or expired	(110,916)	(154,649)	(265,565)	3.43
Unvested outstanding units as of December 31, 2025	2,182,836	10,861,854	13,044,690	$3.49

Stock Option Activity	Stock Option Outstanding	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding option balance as of December 31, 2024	287,000	$1.80	8.4	$464,940
Granted	—	—
Exercised	(60,000)	1.80
Forfeited, cancelled, expired	—	—
Outstanding option balance as of December 31, 2025	227,000	$ 1.80	7.4	$749,100
Exercisable stock options as of December 31, 2025	227,000	$ 1.80	7.4	$749,100

Annual Share Usage	2022	2023	2024	2025
RSUs Granted	3,987,911	1,888,689	1,844,223	1,237,265
PSUs Granted	—	—	10,730,226	3,381,163
Total Equity Awards Granted	3,987,911	1,888,689	12,574,449	4,618,428

No share appreciation rights or dividend equivalent rights have been issued in 2025 under the 2016 LTIP.
As of March 23, 2026, the data for our only equity incentive plan – the 2016 LTIP – reflected the following:

Restricted share units granted but unvested	9,493,661
Shares available for issuance	544,862
Outstanding appreciation awards	227,000 options
Weighted-average exercise price	$1.80
Weighted-average remaining term	7.4 years

As of March 23, 2026, we had 78,374,700 total shares of Common Stock outstanding.

The following table sets forth as of December 31, 2025, information with respect to (a) number of securities to be issued upon exercise of outstanding options, warrants, and rights, (b) the weighted average exercise price of outstanding options, warrants, and rights and (c) the number of securities remaining available for future issuance under our existing equity incentive plan. All shares under our existing equity incentive plan may be issued in the form of restricted stock, performance shares, share appreciation rights, share units, or other stock-based awards.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	13,271,690	$1.80	1,509,363
Equity compensation plans not approved by security holders	—	—	—
Total	13,271,690	$1.80	1,509,363

(1)	This includes 227,000 shares of outstanding stock options and 13,044,690 shares granted but unvested under the 2016 LTIP.
(2)	This only relates to the exercise price of the stock options. This does not include shares to be issued for stock-based awards as they do not require any payment upon issuance of those shares.
(3)	The 2016 LTIP authorizes the issuance of stock options and restricted stock units.
In approving the Plan Amendment, the Board of Directors also considered the following factors:
•
Plan Importance: Equity grants under the 2016 LTIP are critical to the Company’s success and continued growth because they directly align employee interests with those of the stockholders and create a culture of ownership. They are key to increasing the Company’s ability to attract, reward and motivate top talent needed to achieve and exceed the Company’s strategic and continued growth objectives. They also promote retention of top talent, as equity awards are subject to multi-year and time-based vesting and/or performance-based criteria. The labor market in which we compete for talent includes many government contractors and entities that are much larger in size and scope than Telos and who can offer higher compensation packages to their employees. Our ability to make equity grants to our employees helps to offset that disadvantage.

•
Plan Participation: Awards are issued on a broad basis that includes our Board of Directors, our executive officers and leadership team, and our broader workforce. Approximately 48% of our current employees have been granted equity awards under the 2016 LTIP.

•
Share Repurchases: The Company’s share repurchases under its share repurchase program offset the dilutive impacts of equity awards granted under the 2016 LTIP. On May 24, 2022, the Board of Directors approved a stock repurchase program for the repurchase of up to $50 million of our outstanding shares of Common Stock. Pursuant to this authorization, the Company may purchase shares of its common stock on a discretionary basis from time to time through open market purchases. The repurchase program has no expiration date and may be modified, suspended, or terminated at any time. Through December 31, 2024, the Company had repurchased 1,550,162 shares. In 2025, the Company repurchased 3,108,497 shares and still had approximately $25.1 million available under the stock repurchase program. On March 12, 2026, the Board authorized an increase in the share repurchase program to $75 million, which leaves $50.1 million available in the repurchase program. Since the inception of the share repurchase program, the Company has returned over $24.9 million in capital to stockholders. The shares repurchased are not returned to the pool of shares available for issuance under the 2016 LTIP.

•	Favorable Plan Features: The 2016 Plan includes several features that are consistent with the interests of our stockholders and sound corporate governance practices.
○	No automatic share replenishment or “evergreen” provision: Shares are not automatically replenished.
○
No discounted pricing of options or share appreciation rights (“SARs”): Stock options and SARs may not be granted with an exercise price or measurement price lower than the fair market value of the underlying shares on the date of grant.

○	No liberal share counting or “recycling” of shares: Shares repurchased by the Company or withheld to satisfy tax withholding obligations are not available for issuance under the 2016 LTIP.
○	No liberal change in control definition: Change in control benefits are triggered only by the occurrence, rather than by stockholder approval, of a merger or other change in control event.
The Board also considered potential, multiple courses of less favorable strategic action if the Plan Amendment is not approved. The Company would need to reassess current hiring practices and scale back equity awards for current employees, which can lead to less growth and higher turnover and related costs. Incentive awards only payable in cash tend to be less desirable for current employees and new hires, resulting in discontent and frustration for our existing employees. Further, the Company would be less competitive in attracting top talent. Increasing cash awards would also reduce our cash position that could otherwise be used for future growth opportunities.
Summary of 2016 LTIP
The 2016 Omnibus Long-Term Incentive Plan was originally adopted by the Board of Directors on August 12, 2016, and it authorized 4,500,000 shares to be available for issuance. At the May 8, 2025 Annual Meeting of Stockholders, the stockholders approved increasing the available shares by another 4,900,000.
Purpose: The 2016 LTIP is intended to enhance the Company’s ability to attract and retain highly qualified directors, officers, key employees, and other persons and to motivate such persons to serve the Company and to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the 2016 LTIP provides for the grant of stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares and dividend equivalent rights (each, an “Award”). An Award is evidenced by a written award agreement that may establish conditions that are permitted but not required by the 2016 LTIP (“Award Agreement”).
The following summary of the material features of the 2016 LTIP is qualified in its entirety by reference to the complete text of the 2016 LTIP filed as Exhibit 10.9 to our Annual Report on Form 10-K for the year ended December 31, 2025, and the draft of the Plan Amendment attached as Exhibit A to the Proxy Statement.
Administration: The 2016 LTIP is administered by the Board of Directors, which has delegated to the Compensation Committee (“Administrator”) the responsibilities to administer, implement and operate the 2016 LTIP, and to grant and interpret the Awards.
Eligibility: An eligible individual includes any employee, officer, director, consultant, and advisor of the Company, and any other individual whose participation in the 2016 LTIP is determined by the Administrator to be in the best interests of the Company.
Duration of the Plan: The 2016 LTIP became effective as of August 12, 2016. No Award may be granted under the 2016 LTIP after September 30, 2030. Subject to other applicable provisions, any Award made under the 2016 LTIP before termination of the 2016 LTIP remains in effect until the Award has been satisfied or terminated in accordance with the 2016 LTIP and the terms of the Award.
Forfeiture: The Award Agreement (defined below) specifies the conditions under which a participant may forfeit an Award. In general, an unvested Award is forfeited when the participant’s full-time employment or other service relationship with the Company is terminated, and the period within which one may exercise a vested Award following termination is limited. An Award Agreement may provide that an Award terminates in its entirety, regardless of whether the Award is vested in whole or part, if the participant’s employment or other service relationship with the Company is terminated for “cause.” In addition, if the participant is an executive officer of the Company (or former executive officer), our Clawback Policy and certain federal laws may apply, which could require the Company to recoup amounts received under an Award under certain circumstances.
Types of Awards:
•
Options: The Award Agreement provides the type of Option (non-qualified stock option (“NSO”) or incentive stock option (“ISO”)) awarded, the number of Options, the purchase price per share (also referred to as the “exercise price”), the term of the Option, and other conditions as the Administrator may determine. Any eligible individual may be granted a NSO and the maximum term is ten years from the grant date, although the Award Agreement may specify a shorter term. A NSO must have a purchase price at least equal to the fair market value of the underlying share on the grant date. The 2016 LTIP generally defines “fair market value” to mean the official closing price per share on the relevant date. An ISO may be granted only to employees of the Company or any of its subsidiaries. The purchase price must be at least equal to the fair market value of the underlying share on the grant date (or 110% of the fair market value if granted to someone who owns more than 10% of the total combined voting power of all classes of shares of the Company). An ISO grant is also limited by the following general restrictions: (i) an ISO must be granted within ten years of the 2016 LTIP’s adoption by the Board; (ii) the term of an ISO cannot exceed ten years (five years if granted to a Stockholder who owns more than 10% of the total combined voting power of all classes of shares of the Company); (iii) the total fair market value (determined as of the grant date) of shares for which all ISOs first become exercisable by an individual in any calendar year under this 2016 LTIP or any other plan may not exceed $100,000 or any other amount as may be permitted from time to time under Code Section 422; (iv) an ISO cannot be granted in tandem with a NSO in a manner that the exercise of one affects the right to exercise the other; and (v) an Option generally ceases to be treated as an ISO for tax purposes three months after the participant ceases to be an employee of the Company. Upon vesting, the Option can be exercised by providing a written notice to the Company. The period during which an Option can be exercised is limited and may terminate earlier, such as upon termination of employment. At the time of exercise, the purchase price plus applicable taxes must be fully paid (i) in cash or a cash-equivalent, (ii) by tendering or having withheld shares that have a total fair market value equal to the purchase price, (iii) by a broker-assisted cashless exercise procedure, (iv) by a combination of the foregoing methods, or (v) by any other means that the Administrator approves.
•
Share Appreciation Rights (“SAR”): In general, a SAR entitles the participant to receive a payment upon exercise equal to (1) the excess of (a) the fair market value on the exercise date of one share over (b) the grant price per share specified in the Award Agreement, times (2) the number of shares for which the SAR is being exercised. The grant price per share of a SAR is generally subject to the same restrictions as the exercise price of an Option. The Administrator determines whether to pay the amount due upon exercise of the SARs in cash, by delivery of shares, or by a combination of the two. No fractional shares to settle a SAR will be issued. The Administrator determines whether to pay cash in lieu of any fractional shares or whether to cancel fractional shares without payment.

•
Share Award: The Administrator may grant an Award of restricted or unrestricted shares. The Administrator determines whether to pay the share award in cash, by delivery of shares, or by a combination of the two. For restricted shares, the Award Agreement specifies the restrictions, their duration, and events that would cause a forfeiture.

•
Restricted Share Units: A restricted share unit granted is credited to a bookkeeping reserve account solely for accounting purposes, and represents a right to receive, on a date specified in the Award Agreement or the “settlement date”, one share or cash in an amount equal to the value of one share. To settle a restricted share unit, the Administrator determines whether to pay in cash, by delivery of shares, or by a combination of the two.

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Dividend Equivalent Rights: A dividend equivalent is the payment of an amount with respect to the restricted share units equal to the amount of dividends one would receive if one owned the underlying shares. If an Award Agreement provides that dividend equivalents are payable with respect to restricted share units, such dividend equivalents may be paid in any of the following ways: (1) in cash at the same time the cash dividends are paid to stockholders; (2) held in an account and paid in cash upon settlement of the restricted share units to which such dividend equivalents relate; or (3) in additional restricted share units.

Available Shares: The total number of shares reserved for grants of Awards is 1,509,363 (the “Share Reserve”) as of the Record Date. Shares revert back to the Share Reserve and again become available for issuance if any shares covered by an Award are not issued or are forfeited, or if an Award otherwise terminates without delivery of shares. Shares issuable under the 2016 LTIP are shares of authorized but unissued Common Stock. At all times during the term of the 2016 LTIP and while any Awards are outstanding, the Company is required to retain as authorized and unissued shares at least the number of shares required to fulfill its obligations under the Awards, or otherwise assure itself of its ability to perform its obligations under the Awards. No fees, commissions, or charges are payable for the issuance of any shares.
Summary of Material U.S. Federal Income Tax Consequences: The following is a summary of material U.S. federal income tax consequences of the 2016 LTIP under current U.S. federal income tax law. This summary deals with the general tax principles applicable to the 2016 LTIP and is based on laws, regulations, rulings and decisions currently in effect, all of which are subject to change. This summary does not address foreign, state and local tax laws or employment, estate and gift tax considerations because they may vary depending on individual circumstances and from jurisdiction to jurisdiction.

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Nonqualified Stock Option (NSO): There are no immediate U.S. federal income tax consequences of receiving an award of a NSO under the 2016 LTIP. Upon exercise of the option, the difference between the exercise price and the fair market value of the shares subject to the option on the exercise date will constitute ordinary income taxable to the participant. Upon the participant’s disposition of shares acquired upon exercise, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. The capital gain or loss will be long-term if the participant held the share for more than one year. Otherwise, the capital gain or loss will be short-term.

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Incentive Stock Option (ISO): There are no immediate U.S. federal income tax consequences of receiving an award of ISO under the 2016 LTIP. Although a participant generally will not recognize taxable income upon the exercise of an ISO, the participant’s alternative minimum taxable income will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the exercise date, exceeds the aggregate exercise price. Further, except in the case of the participant’s death or disability, if any option is exercised more than three months after the participant’s termination of employment, the option will cease to be treated as an ISO and will be subject to taxation under the rules applicable to NSO. If the participant sells the shares acquired upon exercise of any ISO at least two years after the dates on which the ISO was granted and at least one year after the date on which the ISO was exercised, any excess of the sale price of the option shares over the exercise price will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition occurs before the completion of the two-year and one-year periods, the excess of the fair market value of the option shares on the disposition date over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for U.S. federal income tax purposes, and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

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Share Appreciation Rights (SAR): There are no immediate U.S. federal income tax consequences of receiving an award of SAR under the Plan. Upon exercise of SAR, the distribution of shares of Common Stock or the cash payment in satisfaction of the SAR will be taxable as ordinary income at the time of distribution or payment. The amount taxable as ordinary income is the aggregate fair market value of the shares of Common Stock determined as of the dates they are received or the amount of the cash payment.

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Restricted Share Award: Generally, a participant will not recognize any taxable income for U.S. federal income tax purposes in the year of the restricted stock award if the shares are nontransferable and subject to a substantial risk of forfeiture, unless the participant elects to recognize the fair market value of the share received by making an election under Section 83(b) of the Internal Revenue Code (“Code”). If a participant does not make a Section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the participant and will be taxable in the year in which the restrictions lapse.

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Restricted Share Units (RSU): There are no immediate U.S. federal income tax consequences of receiving an award of restricted share units. The value of the underlying Shares on the date that the RSU award vests is treated as wages for FICA (Social Security and Medicare) tax purposes on the vesting date, even if the award is settled on a later date. Generally, when a RSU award in cash and/or Shares settle, the participant recognizes ordinary income equal to the cash and the fair market value of the Shares received on the date of receipt. Although the Plan permits the Administrator to do so, the Company generally does not grant RSU awards that contain this delayed settlement feature.

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Dividend Equivalent Rights: There are no immediate U.S. federal income tax consequences of receiving an award of dividend equivalent rights. A participant who receives the dividend equivalent right will recognize ordinary income on the date of and in the amount of the payment.

Modification or Termination of Plan: The Board may, at any time and from time to time, amend, suspend, or terminate the 2016 LTIP as to any Shares as to which Awards have not been made. An amendment is contingent on approval of the stockholders to the extent stated by the Board, required by applicable law, or required by applicable stock exchange listing requirements. No amendment, suspension, or termination of the 2016 LTIP will, without the consent of the affected participant or participants, impair rights or obligations under any Award then awarded under the 2016 LTIP.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board of Directors of Telos recommends the approval of the resolution set forth below approving the compensation of the Company’s named executive officers.
The Company is providing the holders of the Common Stock a vote at the 2026 Annual Meeting to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and related tables and narrative disclosures as required under the rules and regulations of the SEC.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Board of Directors, or the Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of the Company’s stockholders, will consider the results of the vote on this advisory resolution, and will evaluate whether any actions are warranted to address those results.
In our last advisory say-on-pay vote at the 2025 Annual Meeting, our stockholders approved the say-on-pay resolution presented at that time, with 92.9% of the votes cast in favor of the proposal. As is described in greater detail below, the Company refined its executive compensation program in 2025, continuing its emphasis on pay for performance by making virtually all executive compensation beyond a base salary contingent on meeting stringent and critical performance criteria. In light of these changes and in the context of what it believes is a fair and responsible executive compensation program, the Board of Directors is asking the holders of the Company’s Common Stock to indicate their support for the compensation of the Company’s named executive officers as described. This proposal gives the holders of the Common Stock the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific aspect of compensation but rather the overall compensation of the Company’s named executive officers and the related philosophy, policies and practices as described. Accordingly, the Board of Directors is asking the holders of the Common Stock to vote “FOR” the following resolution at the 2026 Annual Meeting:
“RESOLVED, that the holders of the Company’s Common Stock approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Annual Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides information regarding the fiscal 2025 compensation program for our Named Executive Officers (“NEOs”), including our principal executive officer, our principal financial officer, and three additional individuals who served as executive officers in 2025. For 2025, our NEOs whose compensation is discussed in this CD&A and shown in the executive compensation tables below were:
•	John B. Wood, Chairman and Chief Executive Officer
•	Mark Bendza, Executive Vice President, Chief Financial Officer
•	Mark D. Griffin, Executive Vice President, Security Solutions
•	Hutch Robbins, Executive Vice President, General Counsel
•	Malcolm G. Cooke, Vice President, Chief Information Technology Officer
In this CD&A, we describe the material elements of our executive compensation philosophy and programs during 2025 and provide the key facts and reasoning behind the Compensation Committee’s decisions regarding the 2025 compensation of our NEOs.
Executive Summary
The Compensation Committee’s objective with respect to executive compensation for 2025 was to incentivize achievement of key business goals by aligning executive pay with business performance. To that end, the Committee continued its emphasis on making executive compensation directly “at risk” by virtue of being almost entirely contingent upon achievement of such goals. Furthermore, the Committee selected rigorous metrics to measure goal achievement, for both short-term and long-term incentive compensation, focusing on metrics that would directly translate to increased shareholder value before providing a payout to our executive team.

With the exception of a small, discretionary component of the annual bonus, the entirety of our 2025 short-term and long-term incentive executive compensation was contingent on achieving objective Company performance metrics.
The rationale for the Company’s increased emphasis on tying executive pay to Company performance in 2024 and 2025 originated with the failure of the Company’s say-on-pay proposal at its 2023 Annual Meeting. Following that meeting, the Company engaged with certain stockholders willing to share their insights and opinions on executive compensation, as discussed in depth in the Company’s 2024 Proxy Statement. That engagement resulted in the following feedback, demonstrating that stockholders wanted to see:
•	A compensation structure that incentivizes greater total stockholder return;
•	Alignment of incentive compensation with stockholder interests;
•	Compensation focused on improved cash flow and meaningful revenue generation; and
•	An increase in the use of meaningful performance-based metrics in long-term incentive compensation.
Accordingly, when designing executive incentive compensation for 2025, the Compensation Committee selected business goals that were critical drivers for Company success and that responded to the above feedback. For the annual (short-term) incentive compensation or bonus (which we call the Annual Incentive Plan or “AIP”), the Committee focused on i) a business-generation metric denominated as “Bookings” (weighted at 50%), ii) Company Adjusted EBITDA1 for 2025 (weighted at 25%), and iii) a discretionary component for the Committee’s determination (weighted at 25%).

2025 Annual Incentive Plan Performance Metrics
Metric	Rationale
Bookings	To incentivize Company growth
Adjusted EBITDA	To incentivize Company profitability
Committee Discretion	To incentivize executive performance and effort

With respect to long-term incentive compensation, the Committee focused on total shareholder return (“TSR”) over a three-year performance period (June 1, 2025 to May 31, 2028), relative to the Company’s then-current peer group. The Committee set a target ranking of 55% within the peer group. Furthermore, to maintain the Company’s emphasis on cash flow generation, the Committee stipulated that if annual Free Cash Flow2 was negative in any of the fiscal years 2025, 2026 and 2027, the entire long-term incentive grant would be forfeited.

The Committee set the amounts of each element of executive compensation by benchmarking to the Company’s peer group, and – taking into account the expected performance of extant incentive awards – seeking to align the Company’s
1
Adjusted EBITDA is a non-GAAP financial measure defined as net income (loss), adjusted for non-operating expense/(income), interest income, provision for/(benefit from) income taxes, depreciation and amortization, restructuring expenses and stock-based compensation expense. For purposes of AIP, Adjusted EBITDA is calculated before AIP accrual.

[2]
Free Cash Flow is a non-GAAP financial measure defined for these purposes as net cash (used in) provided by operating activities, less net purchases of property and equipment, and capitalized software development costs, adjusted for any Annual Incentive Plan, Long-Term Incentive Plan, or 401(k) match payments that the Compensation Committee elects to pay in cash instead of stock.

executives’ total direct compensation between 50-75% of peer compensation. The Committee was willing in, some instances, to approve compensation values above the peer median to account for the greater compensation risk that Telos’ executives take (compared to their peers) by virtue of a greater percentage of performance-based incentive compensation.
Compensation Philosophy, Objectives and Processes
The Compensation Committee is primarily responsible for the development and execution of, and adherence to, our compensation philosophy. Our compensation program is designed to fully align with and support the achievement of our business and financial goals, to be competitive in the intense market for talent in which we compete, and to conform our compensation plan generally to plans typically utilized by companies in our peer group and industry. We are a high-performance, results-driven organization made up of talented people. In general, our compensation system is designed to engage, motivate and challenge our employees to continuously develop to meet their full potential, to align their individual efforts to our business and strategic objectives, and to reward our employees for contributions to the achievement of those objectives. More specifically, the primary objectives of the compensation program are:
•	To attract, motivate, engage and retain highly talented and results-oriented key employees;
•	To secure the future performance of the services of those employees;
•	To encourage key employees to put forth maximum efforts for both our short-term and long-term success;
•	To drive achievement of our long-term growth, profitability and other objectives;
•	To reward performance; and
•	To drive increased stockholder value.
The individual components of the 2025 compensation program — consisting of base salary, annual incentive compensation (“AIP”), equity incentive compensation (called a Long-Term Incentive or “LTI”), and perquisites — are designed to meet these objectives and together are intended to be competitive in the marketplace. The overall compensation package is based on the following considerations:
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Compensation should consist of a combination of fixed and at-risk compensation, with the at-risk compensation constituting a majority of the total compensation for at least our NEOs, in order to encourage improved annual and long-term performance.

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Compensation should be a mix of annual and long-term compensation. Ideally, long-term compensation for at least our NEOs will constitute a majority of the total compensation, in order to encourage retention and attainment of long-term performance goals.

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Compensation should be a mix of cash and equity, with cash typically rewarding achievement of goals and equity encouraging retention and long-term performance aligned with the interests of our stockholders.

Additionally, the Compensation Committee continues to believe that equity ownership by the management team aligns the interests of management with our long-term corporate performance, intended to drive and enhance stockholder value.

What we DO	What we DON’T do
Align annual bonuses with a minimum threshold level of achievement for funding and objective and challenging performance measures.	No “golden parachute” gross-ups.
Ensure that the majority of executive target compensation is equity-based, thereby aligning executives’ interests with stockholders’ interests.	No guaranteed bonuses or base salary increases for executive officers.
Maintain a significant portion of total executive compensation directly “at risk” because it is contingent on meeting Company performance targets.	No options or SARs granted below fair market value.
Maintain a Compensation Committee comprised solely of independent directors.	No repricing of stock options without stockholder approval.

What we DO	What we DON’T do
Review executive compensation strategy, competitiveness, and risk against a peer group, annually.	No excessive severance.
Retain an independent compensation consultant to provide expert advice on the design and evaluation of our compensation policies and practices.	No excessive perquisites.
Maintain a Clawback Policy.	No executive retirement plans other than those offered to all employees.

Mr. John Wood is not present during the voting or deliberation on his individual compensation. Mr. Wood recommends to the Compensation Committee the compensation for our other named executive officers. The Compensation Committee reviews these recommendations and, following discussions with Mr. Wood, determines the appropriate compensation for those executives.
Statement Concerning the Timing of Stock Option Grants
Our 2016 LTIP provides the Compensation Committee with the discretion to issue stock options, but the Company does not have a policy concerning the timing of stock option grants. The 2016 LTIP does prohibit the back-dating of options. The Company did not issue any stock options in 2025, and has no specific practice concerning the timing thereof; however, the Company does not time the disclosure of material nonpublic information to affect the value of executive compensation.
Compensation Committee Processes
The Compensation Committee reviews the base salary levels, annual short-term incentive opportunities, and long-term incentive compensation opportunities of our NEOs and all related performance criteria in the first quarter of each year, or more frequently as warranted.
In making decisions about the compensation of our NEOs, the Compensation Committee relies primarily on the general experience of its members and subjective considerations of various factors, including, as warranted, the following:
•	Our executive compensation program objectives;
•	Our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board;
•	Each individual NEO’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
•	The scope of each NEO’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;
•	The performance of each individual NEO, based on a subjective assessment of their contributions to our overall performance, ability to lead their business unit or function, and work as part of a team;
•	The potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•	Our CEO’s compensation relative to that of our NEOs, and pay equity among our NEOs
•	Our financial performance relative to our compensation and performance peers;
•	The compensation practices of our compensation peer group and the positioning of each NEO’s compensation in a ranking of compensation levels based on an analysis of competitive market data;
•	The feedback received from our stockholders and the results of our annual say-on-pay advisory votes of our stockholders; and
•	The recommendations of our CEO with respect to the compensation of our other NEOs.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each NEO. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each NEO, and business judgment in making their recommendations.
Risk Mitigating Features of Compensation
The Compensation Committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and compensation works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.
Role of the Compensation Consultant
In September 2024, the Compensation Committee engaged Zayla Partners (“Zayla”) to serve as an independent executive and director compensation advisor. The Compensation Committee has direct access to its compensation consultant and control over its engagement, although our executive management, at the direction of the Compensation Committee, interacts with the compensation consultant for the purpose of facilitating the flow of information between the Compensation Committee and the compensation consultant and assisting the Compensation Committee in its work. More specifically, the compensation consultant assists the Compensation Committee by:
•	Attending Compensation Committee meetings, with and without management present, for compensation strategy development;
•	Providing annual peer group development, and reviewing and advising on proposed executive compensation and awards and plan designs;
•	Providing annual proxy study of named executive officers and independent director pay practices;
•	Providing equity plan recommendations and annual and long-term incentive plan reviews; and
•	Providing periodic share dilution and shareholder transfer value analysis.
The Compensation Committee has determined that the work of Zayla and its employees as compensation consultants to the Compensation Committee has not created any conflict of interest. While the data and input provided by the compensation consultant are factors in its analysis of various compensation elements and have been relied upon by the Compensation Committee, the Compensation Committee makes the final determination on all compensation decisions.
Competitive Positioning
For purposes of assessing our executive compensation against the compensation market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. In 2025, the Compensation Committee refreshed the group of peer companies. Several companies in the 2024 peer group were removed because the Committee felt that they were too large to serve as comparable companies, or have recently undergone M&A activity, or were no longer public. In assessing potential peers, the Committee considered, as needed, the nature of a potential peer’s business and industry, its size by revenue, its history as a public company, number of employees, market capitalization, net income, the market from which it competes for employee talent, and its “connection strength” – the extent and/or number of interrelationships between peers and peers of peers (e.g., whether a company was a peer of a peer company, or selected the Company as a peer.) The Compensation Committee was particularly mindful that the Company generally competes for employee talent and business with companies that are much larger – by headcount, revenue, and assets – than Telos.

After due consideration, the Compensation Committee selected the following companies to serve as a compensation benchmark peer group for 2025:

Pre-Existing and Remaining	Removed	New in 2025
OneSpan, Inc. Agilysys, Inc. Veritone, Inc. A10 Networks, Inc PROS Holdings, Inc. Mitek Systems, Inc.	Rapid7, Inc. Tenable Holdings, Inc. LiveRamp Holdings, Inc. Qualys, Inc. Varonis Systems, Inc. SecureWorks Corp. PagerDuty, Inc. Model N, Inc. Brightcove Inc.	Couchbase, Inc. Red Violet, Inc. Domo, Inc. Digimarc Corporation Backblaze, Inc. SoundThinking, Inc. Crexendo, Inc. eGain Corporation Synchronoss Technologies, Inc.

Elements of Compensation
Base Salary
We provide each of our executive officers with a base salary to compensate them for services rendered during the fiscal year. The relative levels of base salary are designed to reflect each executive officer’s professional expertise and scope of responsibility and accountability within the Company, our financial performance, and the executive officer’s individual performance. Base salaries generally are established at levels sufficient to attract and retain an effective management team when considered together with the performance-based components of our overall compensation program. Generally, we establish the initial base salaries of our NEOs through arm’s-length negotiation at the time we hire the individual, taking into account their position, qualifications, experience, salary expectations, and the base salaries of our other NEOs. Thereafter, the Compensation Committee reviews the base salaries of our NEOs each year as part of its annual compensation review, with input from Mr. Wood (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a NEO’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions. For 2025, after considering the base salaries of peer executives and in light of the various factors described above, the Compensation Committee did not adjust the base salaries for Messrs. Wood, Bendza and Robbins (whose salaries have remained flat since 2022), and increased the salaries for Messrs. Griffin and Cooke. Mr. Griffin’s salary increase was due to the increasing demands and scope of his role leading operations for the Company, and a benchmark review showing that his salary was below the market median for his position. Mr. Cooke’s increase was due to a benchmark review showing that his salary was well below the market median for his position. The 2025 annual base salaries of the NEOs were:

Executive Officer	Base Salary
John B. Wood	$600,000
Mark Bendza	410,000
Mark D. Griffin	425,000
Hutch Robbins	385,000
Malcolm G. Cooke	300,000

Annual Incentive Plan (“AIP”)
Under the AIP, the NEOs are eligible for incentive bonus awards. The purpose of the AIP is to provide each of our NEOs the opportunity annually to earn a bonus award as an incentive to put forth maximum efforts for both our short-term and long-term success and to drive achievement of our growth and profitability objectives. The AIP is based upon one or more financial or operational performance targets as determined by the Compensation Committee on an annual basis. Awards under the AIP are an integral component of compensation that link and reinforce executive decision-making and performance with the annual objectives of the Company. The AIP is administered by the Compensation Committee and determinations by the Compensation Committee are final, conclusive and binding on all parties. The Compensation Committee has the discretion to determine the appropriate performance targets, the amount of the awards, and any leverage features. The amount of the awards, performance targets, and leverage features generally are established in writing during the first quarter of each year. The AIP and the annual incentives potentially payable under it for our NEOs are generally competitive with similar annual incentive compensation earned by senior executives at our peer companies, as evaluated by our compensation consultant and reported to the Compensation Committee.

In 2024, the Compensation Committee selected three annual performance criteria for the AIP, one of which (revenue) was a broad-based financial indicator of Company performance, and two of which (finalization of the DMDC subcontract and expansion of TSA PreCheck® enrollment sites) were designed to incentivize the achievement of highly specific Company goals for the year. Potential payout amounts were derived from a fixed total for all AIP payments that the Committee set. The AIP for 2025, by contrast, reflected the Compensation Committee’s goal to make the Company’s executive compensation practice more consistent year-over-year and more reflective of common executive compensation practices. Thus, the annual performance criteria for 2025 were broad-based financial indicators of Company performance that tied to increased stockholder value and that had been used for AIP in the past, and the potential payout amounts were determined using a benchmarked percentage of salary to align our annual bonus practice more closely with peer and market practices.
For 2025, the Compensation Committee selected annual performance criteria that reflected the Company’s strategic goals to win new business and expand or retain existing business, and to increase profitability. To incentivize business development and retention, the Committee used a performance criterion it had used in the past: Bookings. The Compensation Committee defines Bookings as, for the entirety of the calendar year, all orders with a defined quantity or value, including new program wins, renewals, task orders on contract vehicles (IDIQs, GWACs, etc.), product and service orders on existing contracts, and modifications and plus-ups to existing contracts. In addition, to incentivize capture of new contract vehicles, each new contract vehicle won during the calendar year with no defined quantity or value would contribute 25 percentage points to the payout calculation for the Bookings goal, provided the final Bookings calculation did not exceed two hundred percent (200%) leverage. To incentivize profitability, as the second performance criterion, the Committee selected the primary profit metric forecasted and guided by the Company and tracked by investors: Adjusted EBITDA (a non-GAAP financial metric). We define Adjusted EBITDA as net income (loss), adjusted for non-operating expense/(income), interest expense, provision for/(benefit from) income taxes, depreciation and amortization, restructuring expenses and stock-based compensation expense. For purposes of AIP, Adjusted EBITDA is calculated before AIP accrual. Finally, because the performance of Company executives over the course of the year could and should be measured by more factors than just the two financial criteria selected, the Committee elected to reserve a discretionary component of AIP for 2025. The discretionary component to AIP was designed to reward individual achievement (if earned) of Company internal strategic goals and reward executive performance during the year that might not necessarily be measured through the annual financial metrics included elsewhere in the Company’s compensation program.
Highlighting our emphasis on business generation, the Bookings goal was weighted as fifty percent (50%) of the AIP, while Adjusted EBITDA and the Committee’s discretion were weighted at twenty-five percent (25%) each. The Compensation Committee has the discretion to pay AIP in the form of stock, cash, or a combination thereof to optimize liquidity and share dilution in the best interest of stockholders.
The threshold values for each element of the 2025 AIP were directly related to the objectives contained in our 2025 budget and our long-term strategies. We believe that annual incentive metrics should drive performance for the particular year in question, which mandates a realistic assessment for the year ahead. The Company does not publicly disclose Bookings forecasts, but based on internal business generation targets, the Committee selected a 2025 AIP bookings target of $140 million (in contracts with a specific value – as noted, contract vehicles without a dollar value also counted towards the goal). This target correlated to the new and renewed business we forecasted to win as part of our 2025 budget. Results at target would be paid at 100% of target value for that performance criterion. The Committee set a payment threshold for Bookings of $110 million (a result below that level would not pay out), and a leveraged maximum payout of two hundred percent (200%) at or above $170 million. Results falling between the threshold and maximum would be paid in accordance with straight-line interpolation.
For Adjusted EBITDA, the Committee required a return to profitability under this metric before any annual bonus associated with it would be earned. The Committee set an Adjusted EBITDA threshold of $0, and a target of $16.8 million, which would represent an approximately $26.4 million improvement from prior year results. A leveraged maximum payout of two hundred percent (200%) would be earned at or above $33.6 million, and results falling between the threshold and maximum would be paid in accordance with straight-line interpolation (with 100% at target).
To determine the amount of the potential bonus awards for 2025 AIP, the Compensation Committee used peer benchmark data. The Committee set Mr. Wood’s total target AIP value at 100% of his base salary, consistent with the market median among Telos’ compensation peers. The Executive Vice President NEOs total target AIP values were set at 75% of base salary, and Mr. Cooke’s at 40% of base salary. Although these targets resulted in a higher potential payout for each executive than in 2024, the Committee believed these target AIP amounts were consistent with the compensation peer market relative to both annual bonus amounts and overall direct compensation.
2025 was a highly successful year for Telos financially, and with respect to achievement of its internal strategic goals. Financial results, year-over-year, included:
•	Revenue increased approximately 52%
•	Gross Profit increased approximately 77%
•	Adjusted EBITDA increased by approximately $27.8 million
•	Free Cash Flow[3] increased by approximately $61 million
In addition, total shareholder return for the fiscal year was approximately 49%, and the Company successfully delivered on large programs, secured new business, and scaled its operating model. These strong results correlated to strong results on the 2025 AIP annual performance criteria.
For the three annual performance criteria for AIP, the 2025 results were as follows:
Actual 2025 Bookings were approximately $248,000,000, including, but not limited to, a large new business win not in the Company’s original forecast and greater orders with an existing customer than had been forecast. Actual results exceeded the maximum threshold payout, and, as a result, AIP paid out at 200% of target for that metric.
2025 Adjusted EBITDA was $18,137,0004, a year-over-year improvement of $27.8 million and 108% of the AIP target amount. As a result, AIP paid out at 108% of target for that metric.
On March 16 and 18, 2026, the Compensation Committee met and determined the amount of each individual executive’s annual bonus, including (as noted above) a discretionary amount. In considering the amounts to award under its discretion, the Committee placed significant emphasis on the Company’s overall results within the year and the CEO’s recommendations with respect to the individual performance of each executive. The Committee also considered the strategic execution of the Company’s goals within acceptable risk tolerances, as well as employee retention and morale. The Committee ultimately determined to place the discretionary component of 2025 AIP awards at 100% of target for each executive. Accounting for the weighting of the three performance criteria, NEO AIP was paid at 152% of total target value. The AIP results and total actual AIP payment that the NEOs received for 2025 are as follows:

	2025 AIP Results
	Threshold 0%	Target 100%	Maximum 200%	Weighting	2025 Results	Percentage Paid
Bookings	<$110M	$140M	≥$170M	50%	$247.7M	200%
Adjusted EBITDA	<$0	$16.8M	≥$33.6M	25%	$18.1M	108%
Discretionary	N/A	N/A	N/A	25%	100%	100%
Total						152%

Named Executive Officer	AIP Award
John B. Wood	$912,300
Mark Bendza	467,544
Mark D. Griffin	484,659
Hutch Robbins	439,044
Malcolm G. Cooke	182,460

The Committee further elected to pay such bonuses in stock, with the number of shares determined by dividing each bonus amount by the average closing market price over the ten trading days ending March 17, 2026.
[3]
Free Cash Flow is a non-GAAP financial measure. “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures” beginning on page 34 of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025, provides information about this measure and how it is calculated and is incorporated by reference herein.

[4]
Adjusted EBITDA is a non-GAAP financial measure. “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures” beginning on page 34 of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025, provides information about this measure and how it is calculated and is incorporated by reference herein.

Other senior staff members were eligible to participate in the AIP in 2025, and the total amount available for such incentives was approved by the Compensation Committee. Senior staff performance goals are set by management, based on the performance of their business segment or the Company as a whole or a combination of both. For 2025, any award payout was paid in stock in March 2026.
Long-Term Incentive Plan
The purpose of the 2016 LTIP is to enhance our ability to attract, motivate and retain highly qualified employees, to improve our business results and earnings by providing such persons an opportunity to acquire or increase a direct proprietary interest through ownership of equity in the operations and future success of the Company, and to align the employees’ interests and efforts with the interests of our stockholders. The 2016 LTIP allows for the award of a number of types of equity or equity-based incentives, including stock options, restricted shares, and restricted share units, among others, and the incentives can be structured to be either time-based or performance-based. Time-based incentives encourage retention and provide for incremental recognition of equity compensation over the vesting period. Performance-based incentives allow for additional awards based on over-achievement, while also withholding compensation for under-performance, of defined objective performance criteria. Performance-based restricted share units (“PSUs”), if the performance criteria are satisfied while the executive or senior officer continues in service, would settle in our Common Stock.
The Compensation Committee decides what form of incentive to use on a grant-by-grant basis, depending on the circumstances. When approving an incentive for an executive or senior officer, the Compensation Committee considers the executive or senior officer’s current role and contribution to the Company, the anticipated role and contribution of the executive or senior officer to the Company’s long-term financial and performance goals, the executive or senior officer’s performance and achievements, and the industry practices and norms as evidenced by our peer group of companies. The Compensation Committee also takes into account the number of long-term incentives granted in prior years, existing levels of stock ownership by executive or senior officers, and the aggregate grants of incentives to all executive or senior officers. The Compensation Committee also considers the other elements of incentive compensation available to executive or senior officers and the performance metrics associated with those incentives, with a view toward providing an appropriately diverse set of performance criteria and objectives to incentivize both service to the Company over time as well as performance, and to avoid or minimize multiple forms of compensation for the same achievement. In general, executive or senior officers with greater levels and amounts of responsibility are eligible to receive larger equity awards and have a larger proportion of their compensation paid in the form of equity as opposed to cash-based compensation. Finally, the Compensation Committee typically reviews proposed equity awards to executive or senior officers against benchmarking and peer group data and utilizes that data to ensure that the level of equity awards to our executive or senior officers generally are competitive and in alignment with our peer group companies and industry expectations. The 2016 LTIP and the grant award agreements issued under it also provide for clawback of equity awards to the extent permissible by law and the Company’s policy.
•	Historical Context for 2025 Long-Term Incentives
In 2023, the Compensation Committee made no LTI grants to NEOs, for several reasons. After the Company’s 2023 Annual Meeting of Stockholders, and the failure of the Company’s say-on-pay proposal, the Committee felt that it needed to first engage with stockholders concerning compensation structure and to revisit the issue of LTI for NEOs in 2024. In the first quarter of 2024, the Compensation Committee met to address changes necessary to the Company’s executive compensation program with the benefit of what it had heard concerning that program from stockholders and third parties. In an effort to more fully align executive compensation with Company success, the Compensation Committee determined that NEO long-term incentive grants for 2024 would be primarily performance-based. Specifically, the percentage of performance-based grants in the NEOs’ long-term incentive compensation would be 100% for the CEO, and approximately 85% for the other NEOs (at maximum value), in 2024. The Committee made LTI PSU grants in 2024 that tied directly into important Company goals: i) expanding TSA PreCheck enrollment sites, to drive greater revenue and profit from that valuable program; ii) improving Free Cash Flow year-over-year, and generating cash, and iii) increasing, and maintaining an increase in, the share price of our Common Stock.
These grants proved to be a success in 2025, with Telos expanding to over 500 TSA PreCheck enrollment sites, improving its Free Cash Flow to approximately $21 million (an approximately $61 million improvement year-over-year), and sustaining a $6 stock price for no less than 50 consecutive days. At the Company’s 2025 Annual Meeting, 92.9% of the voting shareholders voted to approve the Company’s say-on-pay proposal. The results of these 2024 LTI PSU grants to date are as follows.

•	2024 PreCheck Site Expansion LTI Grants (“2024 LTI PSU Grant #1”)
As described more fully in the Company’s 2025 Proxy Statement, the Compensation Committee sought to incentivize the expansion of the Company’s TSA PreCheck enrollment program by making LTI grants of PSUs that would vest, in part, when the Company opened its 250th, 350th, and 500th enrollment sites, provided those performance levels were met prior to January 1, 2027. The payout levels by site number and total were as follows:

2024 LTI PSU GRANT #1 (in PSUs Vesting Per Performance Level)
Executive	250 Sites	350 Sites	500 Sites	Total Maximum
John B. Wood	114,808	172,212	229,616	516,636
Mark Bendza	57,331	85,997	114,663	257,991
Mark D. Griffin	45,094	67,642	90,189	202,925
Hutch Robbins	32,093	48,140	64,187	144,420
Malcolm G. Cooke	2,232	3,348	4,464	10,044

Over the course of 2025, the Company opened its 250th, 350th and 500th enrollment locations, and these grants vested in full.
•	2024 Free Cash Flow LTI Grants (“2024 LTI PSU Grant #2”)
As more fully explained in the Company’s 2025 Proxy Statement, consistent with stockholder feedback to focus executive compensation on improved cash flow and meaningful revenue generation, in 2024, the Compensation Committee made long-term incentive grants contingent upon the Company’s revenue and Free Cash Flow results for calendar (and fiscal) year 2025. At the time of the grants in May 2024, the Company expected that a significant portion of its 2025 revenue would come from the DMDC program, and those expectations were reflected in the $180 million and $200 million revenue performance levels for the grants. The DMDC program began to transition from the incumbent contractor to Telos in the fourth quarter of 2024, and to ramp up in earnest in early 2025, providing the Company greater insight into the requirements of the end user under the contract. The majority of revenue on the program is from the sale of third-party hardware and software products to Telos’ customer, and as the program began, the Company learned that a significantly larger than expected proportion of the orders would be software orders. Hardware orders are recognized as gross revenue when the orders are filled. However, software orders are often recognized as gross revenue over a period of performance or as net revenue when the orders are filled. Accordingly, a higher mix of software orders would impact the amount of revenue recognized in 2025. Fundamentally, there is no economic difference between the revenue recognition methodologies. Cash flow is the same under the three accounting methodologies, but the difference in the amount of revenue recognized in 2025 could have been substantial.
The Compensation Committee understood that this unanticipated change in revenue recognition for a portion of Telos’ future 2025 revenue meant that the revenue performance levels for these specific LTI grants were going to represent significantly higher hurdles than intended, rendering the grants unsuitable for the incentive purpose for which they were made, despite the fact that the change in accounting treatment had no impact on the underlying economic performance goals of the grants. Given that the existing Free Cash Flow performance levels for these grants were not impacted by the net/gross revenue recognition accounting treatment, and the irrelevance of that treatment to the underlying economic performance goals of the grants, in early 2025, the Committee elected to amend the grants to eliminate the revenue performance component of these grants and leave the Free Cash Flow component intact. The amounts of PSUs awarded did not change; only one element required for their vesting (revenue performance) was eliminated. As amended, the details of the grants were as follows:

AMENDED 2024 LTI PSU GRANT #2 (in PSUs Vesting Per Performance Level)
Executive	FCF >$0	FCF ≥$2,000,000	FCF ≥$6,000,000	FCF ≥$12,000,000
John B. Wood	241,814	483,628	725,442	967,256
Mark Bendza	120,755	241,509	362,264	483,018
Mark D. Griffin	94,980	189,960	284,940	379,920
Hutch Robbins	67,596	135,193	202,789	270,386
Malcolm G. Cooke	4,702	9,403	14,105	18,806

2025 Free Cash Flow was $21,267,0005, an approximately $61,000,000 improvement year-over-year, exceeding the highest performance level. In February 2026, these grants vested at their maximum level.
•	2024 Stock Price LTI Grants (“2024 LTI PSU Grant #3)
As more fully explained in the Company’s 2025 Proxy Statement, following its mandate to align incentive compensation with a demonstrated increase in stockholder value, and recognizing the importance of increasing the Company’s enterprise value to stockholders, executives, employees and other stakeholders in the business, the Compensation Committee elected to significantly focus 2024 executive compensation on incentivizing a sustained, long-term increase in the share price of Telos’ Common Stock. Consistent with the Company’s growth strategy, the Committee envisioned equity grants that would vest only when the closing price of a share of Telos’ Common Stock on the NASDAQ Global Market exceeded certain performance levels and remained above those levels for fifty (50) consecutive calendar days at any point prior to January 1, 2027. Accordingly, the Committee issued long-term incentive grants to the Company’s executive officers as follows:

2024 LTI PSU GRANT #3 (in PSUs Vesting Per Performance Level)
Executive	$6 TLS Price 50 Consecutive Days Prior to 1/1/27	$8 TLS Price 50 Consecutive Days Prior to 1/1/27	$10 TLS Price 50 Consecutive Days Prior to 1/1/27	$12 TLS Price 50 Consecutive Days Prior to 1/1/27	Total Maximum Possible Vest
John B. Wood	660,925	660,925	991,388	1,321,851	3,635,089
Mark Bendza	243,362	243,362	365,042	486,723	1,338,489
Mark D. Griffin	191,417	191,417	287,126	382,834	1,052,794
Hutch Robbins	136,230	136,230	204,345	272,460	749,265
Malcolm G. Cooke	9,475	9,475	14,213	18,950	52,113

In October, 2025, the closing price of a share of Telos’ Common Stock on the NASDAQ Global Market had exceeded $6 and remained at or above $6 for fifty (50) consecutive calendar days, resulting in the vesting of the shares listed in the corresponding $6 column above. The remaining shares in these grants remain unvested.
•	2024 Time-Based Long-Term Incentive Grants (“LTI RSU Grant”)
Consistent with the Compensation Committee’s belief that there is retentive and stockholder alignment value in long-term equity grants that vest over a period of time, provided the recipient remains in service to the Company, and considering that no such grants had been made in 2023, the Committee elected in 2024 to make time-based equity grants to all Company executive officers, except the CEO. The grants would span a two-year period from date of grant (May 16, 2024), with one-half of each grant vesting on the first anniversary of the grant date, and one-half on the second anniversary:

2024 LTI RSU GRANT
Executive	RSUs Vesting May 2025	RSUs Vesting May 2026	Total Grant
Mark Bendza	217,335	217,335	434,670
Mark D. Griffin	170,946	170,946	341,892
Hutch Robbins	121,660	121,661	243,321
Malcolm G. Cooke	8,462	8,462	16,924

The shares listed in the May 2025 column above vested at that time, and the balance of the shares are expected to vest in May of this year.
•	2025 Long-Term Incentives
In setting 2025 long-term incentives, the Compensation Committee benchmarked its total direct executive compensation against Telos’ peers, taking into account the PSU awards that had been granted in 2024 (described above) and assessing overall compensation values using various potential and likely outcomes for those PSU awards. In setting compensation values, the Committee also took into account pay mix, recognizing that Telos’ executives receive more
[5]
Free Cash Flow is a non-GAAP financial measure. “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” beginning on page 34 of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025, provides information about this measure and how it is calculated and is incorporated by reference herein.

of their compensation through performance-based equity than most of their peers. At the end of the analysis, the Committee determined that a gap to market existed in light of probable and realistic performance outcomes for the 2024 grants, and chose to close that gap through long-term incentives.
Emphasizing its pay-for-performance philosophy, the Committee elected to make only long-term incentive grants to NEOs that were one hundred percent (100%) performance-based. To measure executive performance, the Committee chose to use relative total shareholder return (“rTSR”) against Telos’ compensation peer group over a three-year performance period, thereby creating a direct link between pay and performance, while incentivizing executives to focus on creating value for stockholders.
For these 2025 rTSR grants, earned shares will cliff vest at the end of the performance period (June 1, 2028). The actual number of shares that vest will depend upon the Company’s TSR (stock price appreciation plus dividends) over the performance period relative to the Company’s peer group. Furthermore, in keeping with the Committee’s emphasis on cash flow generation, the Committee included in these grants a proviso that if Free Cash Flow is negative in any of the fiscal years 2025, 2026 and 2027, the entire grant will be forfeited. The payout schedule for these grants is as follows:

Payout Level	Relative TSR (Percentile Rank vs. Peer Group)	Shares Earned
Maximum	≥ 75th Percentile	200%
Target	55th Percentile	100%
Threshold	≥ 35th Percentile	50%
Below Threshold	< 35% Percentile	0%

Actual performance between 35th and 75th percentiles will be interpolated by the Compensation Committee. The Company peer group at the time of these grants consisted of the following:

No.	Company	Ticker
1	Telos Corporation	TLS
2	Agilysys, Inc.	AGYS
3	A10 Networks, Inc.	ATEN
4	Couchbase, Inc.	BASE
5	PROS Holdings, Inc.	PRO
6	OneSpan, Inc.	OSPN
7	Red Violet, Inc.	RDVT
8	Mitek Systems, Inc.	MITK
9	Domo, Inc.	DOMO
10	Digimarc Corporation	DMRC
11	Backblaze, Inc.	BLZE
12	SoundThinking, Inc.	SSTI
13	Crexendo, Inc.	CXDO
14	eGain Corporation	EGAN
15	Synchronoss Technologies, Inc.	SNCR
16	Veritone, Inc.	VERI

In the event a peer company files for bankruptcy, that company will drop to the bottom of the group, and in the event a peer company is no longer publicly traded due to a merger or acquisition, that company will be removed from the final calculation. The Telos NEOs received a rTSR PSU award consistent with the above terms in the following amounts:

2025 NEO Long-Term Incentive Awards
	Target Amount (Shares)	Grant Date Fair Value (Dollars)
John B. Wood	456,447	$2,200,075
Mark Bendza	190,186	$916,697
Mark D. Griffin	190,186	$916,697
Hutch Robbins	152,149	$733,358
Malcolm G. Cooke	76,075	$366,682

Perquisites
We provide certain perquisites to our executive officers in order to allow the executives to work more efficiently and to help us remain competitive by retaining talented and dedicated executives. These perquisites are limited to reimbursement for a golf club membership, and, in certain circumstances, commuting costs. The Compensation Committee believes that the perquisites are consistent with our overall compensation program. No changes to our perquisites are currently contemplated by the Compensation Committee or the senior executive team. See “All Other Compensation” of the Summary Compensation Table below for the amounts of the perquisites provided to the named executive officers.
Executive Officer Employment Agreements
We are party to employment agreements with each of the named executive officers. All of the agreements provide for payment of a base salary, bonus, eligibility for stock options and restricted share grants under our stock option and restricted share plans, and vacation days. Each of the agreements also provides for eligibility to participate in all plans that we maintain for our salaried senior executives, including, without limitation, pension, profit-sharing or other retirement plans, life, accident, disability, medical, hospital or similar group insurance programs and any other benefit plan, subject to the normal terms and conditions of such plans.
According to the employment agreements, in the case of termination of the employment agreement for cause, or if the executive terminates the agreement for any reason (after providing 30 days prior written notice to us of such termination), such executive would only be entitled to receive the following:
•	a lump-sum payment equivalent to the remaining unpaid portion of the executive’s salary for the period ending on the date of termination;
•	lump-sum payment for all accrued and unused paid time off;
•
any bonus which has been earned by the respective executive, but which remains unpaid as of the date of the executive’s termination of employment, at such time and in such manner as if the executive had continued to be employed by us; and

•
any other payments or benefits provided to the executive pursuant to any employee benefit plans or arrangements adopted by the Company (to the extent such benefits are earned and vested or are required by law to be offered) through the date of termination.

In the case of termination of the respective executive’s employment without cause, or due to disability or death, the employment agreements provide for, in addition to the amounts payable under the preceding paragraph:
•	a monthly payment equivalent to base salary then in effect over a period of 24 months in the case of Mr. Wood, 18 months for Mr. Griffin, and 12 months for Messrs. Bendza, Robbins and Cooke;
•	immediate vesting of the unvested portion of any outstanding stock options and any outstanding shares of restricted stock;
•
the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans equal to 24 months in the case of Mr. Wood, 18 months for Mr. Griffin, and 12 months for Messrs. Bendza, Robbins and Cooke;

•
the cash equivalent of the employer matching contribution as if the executive was still a plan participant under our 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months in the case of Mr. Wood, 18 months for Mr. Griffin, and 12 months for Messrs. Bendza, Robbins and Cooke; and

•	payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. Wood.
Under the agreements, termination by the Company “without cause” means involuntary termination at our discretion which is not based on cause, death, or disability. “Cause” is defined as gross negligence or willful and continued failure by the executive to substantially perform his duties as an employee of ours (other than any such failure resulting from incapacity due to physical or mental illness) or the executive’s dishonesty, fraudulent misrepresentation, willful misconduct, malfeasance, violation of fiduciary duty relating to our business, or conviction of a felony. The executive is deemed “disabled” if he is eligible for disability benefits under our long-term disability plan, or has a physical or mental disability which renders the executive incapable, after reasonable accommodation, of performing substantially all of the executive’s duties under the agreement for a period of 180 consecutive or non-consecutive days in any 12-month period.
Upon termination of employment due to a “change in control” (as defined in the employment agreements and summarized below) of the Company, for Messrs. Wood and Griffin, or termination without cause within 12 months of a change in control for Messrs. Bendza, Robbins and Cooke, each of the executives would be entitled to a lump-sum payment in the following amounts in addition to the amounts payable to the executive if the Company terminates the agreement for cause or the executive terminates the agreement for any reason:
•
in the case of Mr. Wood, (i) the amount of monthly salary that Mr. Wood was being paid as of the date of his termination of employment times 24 months, plus (ii) two times the annual average of the bonuses earned or to be earned for the current year (i.e., the year in which the change of control occurs) and the two prior years;

•
in the case of Messrs. Bendza, Robbins and Cooke, (i) the amount of monthly salary that such executive was being paid as of the date of his termination of employment times 12 months, plus (ii) one times the annual average of the bonuses earned or to be earned for the current year and the two prior years;

•	in the case of Mr. Griffin, the amount of monthly salary that such executive was being paid as of the date of his termination of employment times 18 months.
For purposes of calculating the amounts payable to Messrs. Wood, Bendza, Robbins and Cooke, the bonus amount for the current year is equal to the amount earned or scheduled to be earned as if the bonus targets set in the bonus plan have been met. In addition to this payment, immediate vesting of the unvested portion of any outstanding stock options and any outstanding shares of restricted stock held by executives would occur, and the executives would also be entitled to a lump sum payment equal to (1) the cash equivalent of 24 months, in the case of Mr. Wood, or 18 months for Mr. Griffin and 12 months for Messrs. Bendza, Robbins and Cooke, of continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, (2) the cash equivalent of the employer matching contribution as if the executive was still a plan participant under the Company’s 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months, in the case of Mr. Wood, or 18 months for Mr. Griffin and 12 months for Messrs. Bendza, Robbins and Cooke, and (3) payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. Wood.
For purposes of the employment agreements, a “change in control” means an occasion upon which (1) any one person, or more than one person acting as a group (other than a member of the Board of Directors or fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company) directly or indirectly acquires securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of the Company’s securities by such person or persons, or (2) during any period of twelve consecutive months, a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, or (3) any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the Company’s assets. The foregoing lump-sum payments will be made (a) contemporaneously with the consummation of the transaction or the election of directors that constitutes the change in control with respect to Messrs. Wood and Griffin, and (b) as of the “date of termination” (as defined in the employment agreements) with respect to Messrs. Bendza, Robbins and Cooke.
Non-Competition, Confidentiality, and Non-Solicitation Provisions
Pursuant to their respective employment agreements, Messrs. Bendza, Robbins, Cooke and Griffin are subject to non-competition, confidentiality, and non-solicitation provisions which are applicable to each executive during their respective employment terms and for a period of 18 months subsequent to the date of any termination for Mr. Griffin, and 12 months for Messrs. Bendza, Robbins and Cooke. Similarly, Mr. Wood is subject to non-competition, confidentiality, and non-solicitation provisions during his employment term and for a period of 24 months subsequent to the date of any termination.
Clawback Policy
On November 7, 2022, the Board of Directors adopted a Clawback Policy that provides that any incentive compensation (including both cash and equity compensation) paid to any current or former executive officer is subject to recoupment if (i) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct; and (ii) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the date the restatement was required. The Clawback Policy is available on our website at https://investors.telos.com and was filed as an exhibit to our 2023 Annual Report on Form 10-K. No disclosures under the Clawback Policy were necessary or made in 2025.
Hedging Prohibitions
Our Insider Trading Policy prohibits designated “Insiders,” which includes our directors and NEOs, among others, from entering into hedging, monetization transactions, or similar arrangements with respect to Company securities.
Other Employment Benefits
We maintain employee benefit and perquisite programs for executive and senior officers and other employees. We have no current plans to provide any other additional benefits for our executive officers, other than as described above. We believe that the benefits provided are competitive and consistent with industry practice.
Welfare Benefits. We have broad-based health, dental, vision, life and disability benefit programs that are available to all employees on an equal basis.
401(k) Savings Plan (“Telos Shared Savings Plan”). We sponsor a defined contribution employee savings plan, which enables employees to contribute a certain percentage of their base salary to their savings plan accounts on a pre-tax basis, subject to federal tax limitations under the Internal Revenue Code. Starting in March 2022, we matched 50% of the first 8% of employee contributions to the Telos Shared Savings Plan per pay period, an increase from 4% in prior years. Participant contributions vested immediately, and Company contributions vested at the rate of 20% for each year, with full vesting occurring after completion of five years of service. Starting in September 2023, we changed the vesting schedule for the Company contribution. For employees with less than one year of service, only 20% vested upon the completion of their first year. However, upon completion of the second year, 100% of the Company contribution vests. We had discretion to fund the match in cash or a combination of both cash and Company stock. For 2025, we funded the employer match contribution in Company stock in the first quarter of 2026. Even though it was funded at the beginning of the following year, employees who terminate prior to the funding date will still receive accrued and vested matching funds that occurred prior to the date of the termination of their employment.
Stockholder Engagement
We value the opinions of our stockholders. Stockholder feedback, including through direct discussion and prior stockholder votes, is reported to our Board and the Compensation Committee, as it relates to executive compensation, when received and as warranted. Our goal is to be responsive to our stockholders when making compensation decisions for our executive officers, including our NEOs, and to ensure we understand and address their concerns and observations.

Management Development and Compensation Committee Report
The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Management Development and Compensation Committee of the Board.

Fredrick D. Schaufeld, Chairman
David Borland
Bonnie Carroll
Derrick D. Dockery
Brad Jacobs

Summary Compensation Table
The following table summarizes the compensation for the years ended December 31, 2025, 2024 and 2023 by the chief executive officer, chief financial officer, and the other three most highly-compensated executive officers.

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation(1)	Stock Award(2)	All Other Compensation(5)	Total
John B. Wood Chairman, President and CEO	2025	$ 600,000	—	$—	$2,200,075	$48,200	$2,848,275
	2024	600,000	—	197,118	17,239,419	45,808	18,082,345
	2023	600,000	—	600,000	—	49,826	1,249,826

Mark Bendza Executive V.P., CFO	2025	410,000		—	916,697	9,384	1,336,081
	2024	410,000	—	101,023	8,718,627	10,497	9,240,147
	2023	410,000	—	615,000	—	9,480	1,034,480

Mark G. Griffin Executive V.P., Security Solutions	2025	411,255	—	—	916,697	14,384	1,342,336
	2024	395,010	20,000(4)	97,327	6,857,678	14,172	7,384,187
	2023	395,010	—	592,500	—	13,680	1,001,190

Hutch Robbins Executive V.P., General Counsel	2025	385,000		—	733,358	49,424	1,167,782
	2024	385,000	—	94,863	4,880,551	49,212	5,409,626
	2023	385,000	—	577,500	—	31,680	994,180

Malcolm G. Cooke(3) V.P., Chief Information Technology Officer	2025	286,914	—	—	366,682	11,379	644,975
	2024	262,380	200	29,568	416,390	11,738	720,276

(1)	Annual Incentive Plan awards earned by our NEOs in 2025 were paid as stock grants in 2026.
(2)
Represents the grant date fair value of the RSUs and PSUs issued under our 2016 LTIP. See assumptions made in the valuation of these awards for financial statement reporting purposes in Note 2 - Summary of Significant Accounting Policies to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(3)	Mr. Malcolm G. Cooke was a Named Executive Officer for the first time in 2024.
(4)	Amount represents an anniversary bonus.
(5)	Amounts presented consist of the following in 2025:

Name	Life Insurance and Long-Term Disability Premiums	401(k) Company Match	Perquisites(1)	Total All Other Compensation
John B. Wood	$21,203	$11,750	$15,247	$48,200
Mark Bendza	384	9,000	—	9,384
Mark D. Griffin	384	14,000	—	14,384
Hutch Robbins	384	14,000	35,040	49,424
Malcolm G. Cooke	384	10,995	—	11,379

(1)	Includes reimbursement for golf club membership (Wood) and commuting costs (Robbins).

Grants of Plan-Based Awards
The following table provides information about the long-term incentive awards granted to our named executive officers during fiscal year 2025.

	Grant Date	Estimated Future Payouts under Equity Incentive Plan Awards (Shares)			Estimate Possible Payout under Non-Equity Incentive Plan Awards			Grant Date Fair Market Value
		Threshold	Target	Maximum	Threshold	Target	Maximum
John Wood	6/11/2025	228,224	456,447	912,895	—	—	—	$2,200,075
Mark Bendza	6/11/2025	95,093	190,186	380,373	—	—	—	916,697
Mark Griffin	6/11/2025	95,093	190,186	380,373	—	—	—	916,697
Hutch Robbins	6/11/2025	76,075	152,149	304,298	—	—	—	733,358
Malcolm G. Cooke	6/11/2025	38,038	76,075	152,150	—	—	—	366,682

As described in the Compensation Discussion and Analysis (“CD&A”), starting on page 19, the Compensation Committee approved AIP awards for the 2025 performance period that were paid in stock as equity grants in 2026 and are therefore not reflected in the above table as Non-Equity Incentive Plan Awards. The actual amounts paid for fiscal year 2025 performance are set forth in the CD&A. The CD&A contains a detailed description of the 2025 AIP program structure and payments, and the 2025 equity incentive plan (2016 LTIP) grants structure, metrics, performance levels, and potential payout amounts. In addition, as noted in the Company’s 2025 Proxy Statement (at pages 27-29) and above, the Company made PSU equity grants in May 2024 conditioned on 2025 Company revenue and Free Cash Flow performance. In February 2025, the Committee amended the performance conditions of those grants to remove the revenue performance condition. The reason for the amendment and the effects thereof are detailed in the 2025 Proxy Statement.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding outstanding equity awards as of December 31, 2025 for the Company’s named executive officers:

	Number of Shares or Units of Stock That Have Not Vested (Shares)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
John Wood	—	$—	2,541,075(2)	$12,959,483
Mark Bendza	217,335(1)	1,108,409	1,106,752(3)	5,644,435
Mark Griffin	170,946(1)	871,825	951,709(4)	4,853,716
Hutch Robbins	121,660(1)	620,471	710,914(5)	3,625,661
Malcolm G. Cooke	8,462(1)	43,156	180,431(6)	920,198

(1)	Scheduled to vest on May 16, 2026.
(2)	967,256 PSUs vested on February 2, 2026. The actual vesting date of the remaining shares is contingent on achievement of performance criteria which are not determinable as of year-end.
(3)	483,018 PSUs vested on February 2, 2026. The actual vesting date of the remaining shares is contingent on achievement of performance criteria which are not determinable as of year-end.
(4)	379,920 PSUs vested on February 2, 2026. The actual vesting date of the remaining shares is contingent on achievement of performance criteria which are not determinable as of year-end.
(5)	270,386 PSUs vested on February 2, 2026. The actual vesting date of the remaining shares is contingent on achievement of performance criteria which are not determinable as of year-end.
(6)	18,806 PSUs vested on February 2, 2026. The actual vesting date of the remaining shares is contingent on achievement of performance criteria which are not determinable as of year-end.

Stock Vested
The following table sets forth certain information regarding the vesting of shares of restricted stock held by named executive officers during fiscal year 2025:

Name	Number of shares acquired on vesting	Value Realized on vesting(1)
John B. Wood	1,177,561	$7,144,866
Mark Bendza	718,688	3,541,447
Mark D. Griffin	565,288	2,785,542
Hutch Robbins	445,083	2,115,471
Malcolm G. Cooke	27,981	137,880

(1)	Based on the closing market price on vesting date.
Potential Payments Upon Termination or Change in Control
As disclosed above, the Company has entered into employment agreements with certain executive officers which provide for potential payments upon termination or change in control. The table below summarizes the potential payouts to Messrs. Wood, Bendza, Robbins, Griffin and Cooke for the termination events described above assuming such termination occurred on December 31, 2025, the last business day of the Company’s last completed fiscal year.

	Salary Continuation for 24, 18 or 12 Months	Bonuses to be Earned	Accrued and Unused Vacation 12/31/25	Continuation of Medical / Welfare Benefits for 24, 18 or 12 Months(1)	401(k) Company Match for 24, 18 or 12 Months	Total	Number of Restricted Shares that Would Vest
John B. Wood
Termination without cause	$1,200,000	$—	$118,869	$114,711	$28,000	$1,461,580	4,397,867
Termination upon death/disability	1,200,000	—	118,869	114,711	28,000	1,461,580	4,397,867
Termination upon change in control	1,200,000	931,412	118,869	114,711	28,000	2,392,992	4,397,867
Termination for cause	—	—	118,869	—	—	118,869	—
Voluntary termination	—	—	118,869	—	—	118,869	—

Mark Bendza
Termination without cause	410,000	—	53,221	21,086	14,000	498,307	1,985,666
Termination upon death/disability	410,000	—	53,221	21,086	14,000	498,307	1,985,666
Termination upon change in control	410,000	341,174	53,221	21,086	14,000	839,481	1,985,666
Termination for cause	—	—	53,221	—	—	53,221	—
Voluntary termination	—	—	53,221	—	—	53,221	—

Mark D. Griffin
Termination without cause	637,500	—	76,929	31,630	21,000	767,059	1,602,429
Termination upon death/disability	637,500	—	76,929	31,630	21,000	767,059	1,602,429
Termination upon change in control	637,500	—	76,929	31,630	21,000	767,059	1,602,429
Termination for cause	—	—	76,929	—	—	76,929	—
Voluntary termination	—	—	76,929	—	—	76,929	—

Hutch Robbins
Termination without cause	385,000	—	44,608	21,047	14,000	464,655	1,157,231
Termination upon death/disability	385,000	—	44,608	21,047	14,000	464,655	1,157,231
Termination after change in control	385,000	320,371	44,608	21,047	14,000	785,026	1,157,231
Termination for cause	—	—	44,608	—	—	44,608	—
Voluntary termination	—	—	44,608	—	—	44,608	—

	Salary Continuation for 24, 18 or 12 Months	Bonuses to be Earned	Accrued and Unused Vacation 12/31/25	Continuation of Medical / Welfare Benefits for 24, 18 or 12 Months(1)	401(k) Company Match for 24, 18 or 12 Months	Total	Number of Restricted Shares that Would Vest
Malcolm G. Cooke(2)
Termination without cause	300,000	—	26,706	2,749	14,000	343,455	145,981
Termination upon death/disability	300,000	—	26,706	2,749	14,000	343,455	145,981
Termination after change in control	300,000	74,884	26,706	2,749	14,000	418,339	145,981
Termination for cause	—	—	26,706	—	—	26,706	—
Voluntary termination	—	—	26,706	—	—	26,706	—

(1)
For Mr. Wood, this includes the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, and payment of premiums for continuation of an Executive Life Policy, in which the executive is the holder of the policy. For the other executives, this includes the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans.

(2)	Mr. Cooke did not enter into an employment agreement with the Company until February 20, 2025. Salary includes medical and dental waiver credits.
Executive Officers
Set forth below is biographical information concerning the executive officers (other than Mr. Wood, whose biographical information is included above for the director nominees), who are appointed by the Board of Directors and serve until their successors are appointed and qualified. Each of our executive officers is a United States citizen.

Mark Bendza Age | 50
Executive Vice President and Chief Financial Officer, since July 2021. Mr. Bendza has overall responsibility for the Company’s accounting, financial reporting, financial planning and analysis, financial strategy, corporate development, contracts, purchasing, investor relations, tax, and treasury functions. Mr. Bendza has over 20 years of experience in investor relations, business development, financial planning and analysis, financial strategy, mergers and acquisitions, and capital markets. Prior to joining the Company, he held positions of increasing responsibility in finance and business management with global companies, including vice president and head of investor relations for Honeywell from 2019 to 2021; vice president of international business for Northrop Grumman from 2016 to 2019; senior director of financial planning and analysis for Northrop Grumman from 2012 to 2015; and mergers and acquisitions, capital markets, and credit roles with major investment banks from 1998 to 2011. Mr. Bendza holds a bachelor’s degree from Wesleyan University and an MBA from Columbia Business School.

Since October 2024, Mr. Bendza has served on the Board of Directors of Modine Manufacturing (NYSE: MOD) in Racine, Wisconsin, a thermal management technology company. He also serves on the audit committee of the Modine Board.

Mark D. Griffin Age | 65
Executive Vice President, Security Solutions, and President, General Manager, Telos Identity Management Solutions, LLC (“Telos ID”). Mr. Griffin joined the Company in 1984 as program manager. He was promoted to vice president for the Company’s traditional business division in January 2004 and to Vice President, Identity Management, effective January 2007. In April 2007, he was appointed to head the newly formed Telos ID. In November 2021, Mr. Griffin also assumed the role of Executive Vice President, Security Solutions. Mr. Griffin was previously a board member of the Federation for Identity and Cross-Credentialing Systems (“FiXs”) in Fairfax, Virginia, a coalition of commercial companies, government contractors, and non-profit entities that have established and maintained a worldwide, interoperable identity and cross-credentialing network built on security, trust, privacy, standard operating rules, policies and technical standards. Mr. Griffin has over 30 years of experience in government IT contracting, materials management and systems integration projects in the electronics and communications fields. He has been involved in day-to-day operations of and has had overall management responsibility for many of Telos’ most critical programs for the Army, Navy, Federal Aviation Administration, Defense Manpower Data Center (DMDC), General Services Administration, and Immigration and Naturalization Services. Mr. Griffin holds a Bachelor of Science in Engineering from Virginia Polytechnic Institute and State University.

E. Hutchinson (“Hutch”) Robbins, Jr. Age | 59
Executive Vice President, General Counsel since February 2022. Over the course of a three-decade legal career, Mr. Robbins has advised and advocated for his clients across a wide array of challenging business issues. From 1993 through January 2022, Mr. Robbins was an associate and principal of Miles & Stockbridge P.C., in Baltimore, Maryland, and from 2006 through 2016, he led the firm’s Commercial and Business Litigation Practice Group. Over the course of his career, Mr. Robbins has resolved hundreds of complex disputes through negotiation, alternative dispute resolution, and litigation, in addition to advising his clients on business strategy, contract terms, and risk avoidance. Mr. Robbins earned his juris doctor degree, with honors, from Duke University in 1993, and his undergraduate degree, with honors, from Trinity College in 1988. Mr. Robbins is on the Advisory Board of the Maryland Volunteer Lawyers Service and is a trustee of Baltimore Center Stage.

Malcolm G. Cooke Age | 51
Vice President, Chief Information Technology Officer. Mr. Cooke joined the Company in June 2008 as a systems engineer. He was promoted to various positions since then and has held his current position since July 2013. In this role, Mr. Cooke is responsible for all of the Company’s corporate information technology operational readiness, as well as internal information technology initiatives and strategy. He oversees the physical, logical, and industrial security for all Telos facilities. Prior to joining the Company, Mr. Cooke served in various IT support and management roles at Equitrac and ReMax, and also served in the U.S. Navy. Since 2021, Mr. Cooke has served on the Board of Directors of the ARC of Loudoun, which advocates for, educates and supports people with disabilities and their families. Mr. Cooke has numerous certifications, including A+, N+, Security +, MSS, MCP, MCSA, MCTS, and VMTSP. Mr. Cooke holds a bachelor’s degree in information technology from American InterContinental University and an associate’s degree in computer science from ECPI University.

Donna K. Hill Age | 53
Vice President of Human Resources. Ms. Hill joined the Company in February 2021 as Director, Human Resources. She was promoted to her current position in February 2022. In this role, Ms. Hill is responsible for the leadership and operations of all human resources functions, including talent acquisition, employee engagement, performance management, compensation and benefits. Prior to joining the Company, Ms. Hill had more than 20 years of recruiting and human resource management experience, including human resource positions at Gannett and AOL.

2025 CEO Pay Ratio
As of December 31, 2025, Telos and its consolidated subsidiaries together had 525 employees, with 93% in the United States and 7% in the Philippines. The Company has elected to identify the median employee using our employee population as of December 31, 2025.
To identify the employee with compensation at the median of all employees for our 2025 fiscal year, the Company used the “annual rate” as reflected in our accounting systems as of December 31, 2025, for all of its employees, including part-time, and temporary employees. The annual rate for salaried employees reflects base salary paid on an annual basis, excluding the CEO. For hourly employees, the annual rate is arrived using the hourly rate and total paid hours. The Company did not make any cost-of-living adjustments despite the variety of labor markets in which our employees work, nor did it make adjustments to account for the variety of compensation arrangements used to pay employees in varying roles (e.g., the Company did not include overtime, commissions, bonuses or other types of non-fixed compensation). Using this methodology, the Company identified the median employee as a full-time salaried employee located in the United States. Once our median employee was identified, the Company calculated the median employee’s total compensation in accordance with the requirements of the Summary Compensation Table. The median employee’s annual total compensation for the 2025 fiscal year was $119,301. Annual total compensation includes base salary, leave cash-out, any applicable bonus payment, and Company contributions to the Company’s 401(k) plan on behalf of the employee.
As calculated using the methodology required for the Summary Compensation Table, the total annualized compensation of Mr. Wood was $2,848,275 and the total annual compensation of the median employee was $119,301, yielding a ratio of 24 to 1.

Pay Versus Performance

	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4)	Value of Initial Fixed $100 Investment Based on:		Net Income	Total Revenue
Year					Total Shareholder Return	Peer Group(5) Total Shareholder Return
2025	$2,848,275	$14,066,083	$1,127,793	$4,384,842	$15.46	$83.70	$(36,546,000)	$164,805,000
2024	18,082,345	7,805,464	5,688,559	3,023,164	10.37	91.86	(52,520,000)	108,272,000
2023	1,249,826	(12,929)	1,009,950	622,506	11.07	70.88	(34,473,000)	145,378,000
2022	10,727,344	2,383,319	4,645,884	605,348	15.43	71.65	(53,428,000)	216,887,000
2021	12,197,174	5,857,632	8,744,031	4,489,920	46.76	95.82	(43,134,000)	242,433,000
(1)	The Principal Executive Officer (PEO) for the reporting periods is Mr. John B. Wood, Chairman and Chief Executive Officer.
(2)
The calculations for compensation actually paid (for both PEO and NEOs) are set forth below the footnotes to this table. The year-end fair value of certain equity awards subject to performance conditions granted in a prior year and outstanding and unvested at the end of the year contained a materially different assumption regarding the probability (as of year-end) of meeting the performance conditions. On December 31, 2024, the Company assumed it was not probable that the conditions would be met. During the following fiscal year the performance conditions were amended, and on December 31, 2025, the assumption had changed to probable.

(3)
The Named Executive Officers (NEOs), other than the PEO, for 2025 and 2024 were Messrs. Bendza, Griffin, Robbins, and Cooke. For 2023, the NEOs were Messrs. Bendza, Griffin, and Robbins. For 2022, the NEOs were: Messrs. Bendza, Robbins, Griffin and Brendan Malloy. For 2021, the NEOs were: Messrs. Bendza, Malloy, Griffin, Edward Williams, Jefferson Wright, and Ms. Michele Nakazawa.

(4)
Average compensation actually paid to non-PEO NEOs in 2021 and 2022 is significantly impacted by a one-time equity award to Mark Griffin in 2021, valued at $29 million at the time of grant. Mr. Griffin’s award was granted to reflect his role in the creation of value in Telos ID as reflected in its purchase price in connection with our IPO, and to align his compensation with similarly-situated Company executives.

(5)
For 2025, the Peer Group consists of: Red Violet, Inc.; Domo, Inc.; Digimarc Corp.; Agilysys, Inc.; Mitek Systems, Inc.; OneSpan, Inc.; SoundThinking, Inc.; A10 Networks, Inc.; Veritone, Inc.; Crexendo, Inc.; eGain Corp.; and Synchronoss Technologies, Inc. For 2024, the Peer Group consisted of Agilysys, Inc., A10 Networks, Inc., Qualys, Inc., Tenable Holdings, Inc., Varonis Systems, Inc., OneSpan, Inc., Mitek Systems, Inc., PagerDuty, Inc., Rapid7, Inc., LiveRamp Holdings, Inc., and Veritone, Inc. The Total Shareholder Return, by year, for the 2024 Proxy Peers was: 2021 - $99.52; 2022 - $62.48; 2023 - $86.80; 2024 - $77.73; and 2025 - $61.11. At page 23 of this Proxy Statement, we discuss the changes made to our compensation peer group and the rationale therefore, and incorporate that discussion herein. In addition, one company that was included in the peer group for TSR calculation in the prior fiscal year (PROS Holdings, Inc.) was not included in the 2024 Proxy Peers because it is no longer a public company and therefore was not included as a result of the application of pre-established objective criteria (the requirement to be a publicly-traded company). Two companies that were compensation peers in 2025 (PROS Holdings, Inc. and Couchbase, Inc.) were not used to calculate TSR for the same reason, and a third (Backblaze, Inc.) was not used to calculate TSR because it was not a public company and did not meet the pre-established objective criteria for the full fiscal years 2021-2025.

Compensation actually paid or “CAP” is an amount calculated in accordance with applicable SEC rules and does not necessarily correlate to the total amount of cash or equity compensation that the executive actually realized or was paid during any fiscal year. The CAP is a calculation that includes, for example, the increase (or decrease) in value of certain elements of compensation (i.e., equity compensation) over the fiscal year, even if granted in a prior year. The amounts that the executive will ultimately receive with respect to these types of compensation (i.e., when and if the equity awards vest) are likely to be different from the amounts disclosed in this Pay versus Performance disclosure.

	PEO	Non-PEO NEO
	2025	2025
Summary Compensation Table Total	$2,848,275	$1,127,793
Reported Value of Equity Awards	(2,200,075)	(733,358)
Year End Fair Value of Equity Awards Granted during the Year that are Outstanding and Unvested at End of Year	4,240,393	1,413,464
Change in Fair Value of Equity Awards Granted in Prior Years that are Outstanding and Unvested at End of Year	5,200,680	1,745,469
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	—	—
Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	3,976,810	831,473
Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Fiscal Year	—	—
Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation	—	—
Total Equity Award Adjustments	11,217,809	3,257,049
Reported Change in the Actuarial Present Value of Pension Benefits	—	—
Pension Benefit Adjustments	—	—
Compensation Actually Paid	14,066,083	4,384,842

Description of the Relationship Between Pay and Performance

Most Important Financial Performance Measures for Linking Executive Pay to Company Performance
•	Total Revenue
•	Adjusted EBITDA(1)
•	Stock Price
(1)
Both EBITDA and Adjusted EBITDA are supplemental measures of operating performance that are not made under GAAP and do not represent, and should not be considered as, an alternative to net loss as determined by GAAP. We define EBITDA as net (loss) income attributable to Telos, adjusted for net (loss) income attributable to non-controlling interest, non-operating (income) expense, interest expense, provision for (benefit from) income taxes, and depreciation and amortization. We define Adjusted EBITDA as net income (loss), adjusted for non-operating expense/(income), interest expense, provision for/(benefit from) income taxes, depreciation and amortization, restructuring expenses and stock-based compensation expense. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures”, beginning on page 34 of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025, provides information about these measures and how they are calculated and is incorporated by reference herein.

In the Company’s opinion, Total Revenue is the single most important financial performance measure for linking executive pay to company performance, and is therefore the company-selected measure in the Pay versus Performance table above.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (i) each of our NEOs, (ii) each director, (iii) each stockholder who is known by us to beneficially own in excess of five percent and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the SEC consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power. Unless otherwise indicated below, the address of each stockholder is 19886 Ashburn Road, Ashburn, VA 20147.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 10, 2026	Percent of Class
Common Stock	The JRP Settlement c/o Silex Trust Company Limited Rue De La Croix D’or 7 Geneva V8 1204 Switzerland	9,540,437 shares(A)	12.3%
Common Stock	BlackRock, Inc. 50 Hudson Yards New York, NY 10001	4,181,392 shares(B)	5.4%
Common Stock	John B. Wood	6,694,702 shares(C)	8.7%
Common Stock	Mark Bendza	692,472 shares(D)	0.9%
Common Stock	Mark D. Griffin	1,209,081 shares(E)	1.6%
Common Stock	E. Hutchinson Robbins, Jr.	559,662 shares(F)	0.7%
Common Stock	Malcolm G. Cooke	111,058 shares(G)	0.1%
Common Stock	David Borland	238,530 shares(H)	0.3%
Common Stock	Bonnie Carroll	95,970 shares(I)	0.1%
Common Stock	Derrick D. Dockery	130,079 shares(J)	0.2%
Common Stock	Brad Jacobs	85,772 shares(K)	0.1%
Common Stock	John W. Maluda	132,866 shares(L)	0.2%
Common Stock	Fredrick D. Schaufeld	1,494,513 shares(M)	1.9%
Common Stock	All officers and directors as a group (12 persons)	11,518,988 shares(N)	14.9%

(A)
Includes 9,264,804 shares held directly by The JRP Settlement, transferred from Toxford Corporation on July 16, 2021, and 275,633 shares held directly by the estate of Mr. John R.C. Porter. According to the Schedule 13G (Amendment No. 1) jointly filed on February 8, 2022, Brian Padgett is the executor of the estate of John Porter and therefore has sole voting and investment power of the shares of Common Stock owned by the estate. Shirley Porter is the sole Protector of The JRP Settlement, can replace the Trustee and therefore has sole voting and investment power over the Common Stock held by The JRP Settlement. Silex Trust Company Limited (the “Trustee”) is the trustee of The JRP Settlement. Brian Padgett, Oliver Hemmer, and Ronan Kuczaj are the individuals who can make decisions on behalf of the Trustee and each can act alone in doing so, and therefore they have shared voting and investment power over the Common Stock held by The JRP Settlement.

(B)
According to the Schedule 13G filed on November 8, 2024, BlackRock, Inc., located at 50 Hudson Yards, New York, NY 10001, beneficially owns 4,181,392 shares of Common Stock, of which it has sole dispositive power for those shares, of which it has sole voting power for 4,122,407 shares of Common Stock.

(C)
Includes 5,098,713 vested shares, 193,971 shares held for the benefit of Mr. Wood by the Telos Corporation Shared Savings Plan, and 1,402,018 shares held by JJJJJV, LLC, in which Mr. Wood is the principal.

(D)	Includes 683,989 vested shares and 8,483 shares held for the benefit of Mr. Bendza by the Telos Corporation Shared Savings Plan.
(E)	Includes 1,191,211 vested shares and 17,870 shares held for the benefit of Mr. Griffin by the Telos Corporation Shared Savings Plan.
(F)	Includes 547,240 vested shares and 12,422 shares held for the benefit of Mr. Robbins by the Telos Corporation Shared Savings Plan.
(G)	Includes 90,273 vested shares, 10,750 shares held jointly with his spouse and 10,035 shares held for the benefit of Mr. Cooke by the Telos Corporation Shared Savings Plan.
(H)	Includes 91,297 vested shares, 95,233 shares held by a trust for the benefit of Mr. Borland, and options to acquire 52,000 shares that may be exercised within sixty days.
(I)	Includes 45,970 vested shares and options to acquire 50,000 shares that may be exercised within sixty days.
(J)	Includes 80,079 vested shares and options to acquire 50,000 shares that may be exercised within sixty days.
(K)	Includes 85,772 vested shares.
(L)	Includes 82,425 vested shares, 441 shares held jointly with his spouse, and options to acquire 50,000 shares that may be exercised within sixty days.

(M)
Includes 114,297 vested shares, 948,718 shares held in a trust for the benefit of Mr. Schaufeld, 250,000 shares held by FDS New River Farm 2017 Irrevocable Trust in which Mr. Schaufeld is the Settlor, and 181,498 shares held in River Farm Investments LLC, an investment vehicle for Mr. Schaufeld’s self-directed IRA.

(N)
Includes 11,067,848 vested shares held in aggregate by the executive officers and directors. Also includes 249,140 shares held in aggregate by the Telos Corporation Shared Savings Plan for the benefit of the executive officers and options to acquire 202,000 shares that may be exercised within sixty days held in the aggregate by the directors.

Stockholder Proposals for the 2027 Annual Meeting
Stockholders who wish to have proposals for the Company’s 2027 annual meeting of stockholders included in the proxy materials for such meeting must submit these proposals to the Company on or prior to November 24, 2026. All other proposals (including director nominations) must be submitted in accordance with the process set forth in the Company’s Bylaws, which provide that, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Company’s secretary at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
Other Matters
Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

Exhibit A

Amendment No. 2 to the
Telos Corporation Amended and Restated
2016 Omnibus Long-Term Incentive Plan
Telos Corporation, a Maryland corporation (the “Company”), hereby amends the Telos Corporation Amended and Restated 2016 Omnibus Long-Term Incentive Plan (the “Plan”), effective as of the date this Amendment is approved by the stockholders of the Company (the “Amendment Effective Date”), as follows:
Section 4 of the Plan is hereby amended to read in its entirety as follows:
Subject to adjustment as provided in Section 17 hereof, the number of Shares available for issuance under the Plan shall be, in the aggregate, thirty-two million two hundred thirty-nine thousand nine hundred thirteen (32,239,913). Shares issued or to be issued under the Plan shall be authorized but unissued Shares or issued Shares that have been reacquired by the Company. If any Shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of Shares subject thereto, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If an Award (other than a Dividend Equivalent Right) is denominated in Shares, including Share-settled Awards where all or a portion of the Award may be settled in cash, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are (i) Shares delivered to, tendered as payment for, or withheld by the Company to pay the exercise price or cover the withholding taxes under the Award, or (ii) Shares subject to a vested Option or Share Appreciation Right that are not actually issued in connection with the settlement of such Option or Share Appreciation Right. In addition, Shares repurchased by the Company using Option exercise proceeds may not again be made available for issuance under the Plan.
The Board shall have the right to issue Substitute Awards or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of Shares reserved pursuant to Section 4 may be increased by the corresponding number of Awards assumed and, in the case of a Substitute Award, by the net increase in the number of Shares subject to Awards before and after the substitution.
Except as amended by this Amendment, the Plan is hereby ratified in all respects and remains in full effect.
[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Company as of the Amendment Effective Date.

TELOS CORPORATION

Helen M. Oh Corporate Secretary

TELOS CORPORATION
19886 ASHBURN ROAD
ASHBURN, VIRGINIA 20147

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on May 6, 2026 for shares held directly and by 11:59 p.m. Eastern Daylight Time on May 1, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time on May 6, 2026 for shares held directly and by 11:59 p.m. Eastern Daylight Time on May 1, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86633-P49185 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELOS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. **ELECTION OF DIRECTORS: To elect seven Directors to the Board of Directors to serve until the 2027 Annual Meeting of Stockholders or until their successors are elected and qualified.**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John B. Wood
02) David Borland
03) Maj. Gen. (ret) John W. Maluda
04) Bonnie Carroll
05) Derrick D. Dockery
06) Brad Jacobs
07) Fredrick D. Schaufeld

The Board of Directors recommends you vote FOR the following proposals:

	Yes	No
Attend in Person	☐	☐

Please execute this proxy card as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V86634-P49185

TELOS CORPORATION
Annual Meeting of Stockholders
May 7, 2026 10:00 AM, EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) E. Hutchinson Robbins, Jr. and Helen M. Oh, as proxyholders, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TELOS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 7, 2026, at its headquarters located at 19886 Ashburn Road, Ashburn, VA 20147. The stockholder(s) further gives the proxies authority to vote according to their best judgment on any other matters properly coming before the Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side